Exhibit 10.2

* * * * * * * * * * * * * * * * * * * *

LEASE

One South Wacker Drive

Chicago, Illinois

* * * * * * * * * * * * * * * * * * * *

Between

CRA INTERNATIONAL, INC., a

Massachusetts corporation

(Tenant)

and

TEACHERS INSURANCE AND ANNUITY

ASSOCIATION OF AMERICA

(Landlord)

i

TABLE OF CONTENTS

Page

36.	PARKING	44

LIST OF APPENDICES:

APPENDIX A -	PREMISES PLAN
APPENDIX B -	CLEANING SCHEDULE
APPENDIX C -	RULES AND REGULATIONS
APPENDIX D -	WORKLETTER
APPENDIX E -	MORTGAGES CURRENTLY AFFECTING THE PROJECT
APPENDIX F -	HVAC SYSTEM STANDARDS
APPENDIX G -	AFTER-HOURS HVAC CHARGES
APPENDIX H -	EXPANSION SPACE PLAN
APPENDIX I -	FORM OF SNDA

LEASE

ONE SOUTH WACKER

CHICAGO, ILLINOIS

THIS LEASE (this “Lease”) is made as of February 14, 2008 between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation (the “Landlord”), and the Tenant as named in the Schedule below. The term “Project” means the building (the “Building”) known as “One South Wacker Drive” and the land (the “Land”) located at the southeast corner of Madison Street and Wacker Drive, Chicago, Illinois. “Premises” means that part of the Project leased to Tenant described in the Schedule and outlined on Appendix A attached hereto and made a part hereof.

The following schedule (the “Schedule”) is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout this Lease.

SCHEDULE

1.                                      Tenant: CRA International, Inc., a Massachusetts corporation

2.                                      Premises: The entirety of the thirty-fourth (34th) floor (the “34th Floor Space”) and a portion of the thirty-third (33rd) floor (the “33rd Floor Space”) (the 34th Floor Space and the 33rd Floor Space are hereinafter referred to, collectively, as the “Premises”).

3.                                      Rentable Square Feet of the Premises: Approximately 36,570 rentable square feet in the aggregate, consisting of (i) approximately 26,196 rentable square feet comprising the 34th Floor Space, and (ii) approximately 10,374 rentable square feet comprising the 33rd Floor Space. Landlord represents that the rentable square footage of the Premises and the Building has been determined in accordance with the ANSI/BOMA Z65.1-1996 standard promulgated by the Building Owners and Managers Association (the “Measurement Standard”).

4.                                      Tenant’s Proportionate Share: 3.131% (based upon a total of 1,167,855 rentable square feet in the Building)

5.                                      Rent Abatement, if any: The period commencing on August 1, 2008 and ending on March 31, 2009 is subject to the Free Rent Period (as hereinafter defined).

6.                                      Security Deposit: None

7.                                      Tenant’s address for notices:

CRA International, Inc.

200 Clarendon Street, T-33

Boston, MA 02116-8092

Attn: Director of Real Estate

With a copy to:

CRA International, Inc.

200 Clarendon Street, T-33

Boston, MA 02116-8092

Attn: Legal Department

8.                                      Tenant’s Real Estate Broker for this Lease: Jones Lang LaSalle Americas (Illinois), L.P.

9.                                      Tenant Improvements, if any: See the Workletter attached hereto as Appendix D and made a part hereof (the “Workletter”).

10.                               Commencement Date: August 1, 2008.

11.                               Termination Date/Term: July 31, 2018, ten (10) years after the Commencement Date.

12.                               Base Rent:

BASE RENT SCHEDULE

(36,570 Rentable Square Feet)

	Rate Per	Annual	Monthly
Period	Sq. Ft.	Base Rent	Installment
08/01/08 - 07/31/09*	$24.00	$877,680.00	$73,140.00
08/01/09 - 07/31/10	$24.60	$899,622.00	$74,968.50
08/01/10 - 07/31/11	$25.22	$922,295.40	$76,857.95
08/01/11 - 07/31/12	$25.85	$945,334.50	$78,777.88
08/01/12 - 07/31/13	$26.49	$968,739.30	$80,728.28
08/01/13 - 07/31/14	$27.15	$992,875.50	$82,739.63
08/01/14 - 07/31/15	$27.83	$1,017,743.10	$84,811.93
08/01/15 - 07/31/16	$28.53	$1,043,342.10	$86,945.18
08/01/16 - 07/31/17	$29.24	$1,069,306.80	$89,108.90
08/01/17 - 07/31/18	$29.97	$1,096,002.90	$91,333.58

* The period commencing on August 1, 2008 and ending on March 31, 2009 is subject to the Free Rent Period.

13.                               Guarantor: None

1.                                      LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date, unless extended or sooner terminated pursuant to this Lease. Tenant and its officers, employees, agents, and invitees shall also have the non-exclusive right and license to use, in common with Landlord and the other tenants and occupants of the Building, and their respective officers, employees, agents, and invitees, and all others to whom Landlord has or may hereafter grant rights to use the same, the public portion of the common areas as may exist from time to time in the Building, subject in all events to the terms and provisions of this Lease, and the rules and regulations of Landlord in effect from time to time.

2.                                      RENT.

A.                                    Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord’s building manager at the office of the Building, in the form of approved electronic payment in accordance with such wire instructions as Landlord may hereafter provide to Tenant upon Tenant’s request, or in such other manner as Landlord may notify Tenant from time to time:

(1)                                 Base Rent in monthly installments in advance on or before the first day of this Lease and the first day of each month of the Term thereafter in the amount set forth on the Schedule.

(2)                                 Operating Cost Share Rent in an amount equal to the Tenant’s Proportionate Share of the Operating Costs for the applicable Fiscal Year of the Lease, paid monthly in advance in an estimated amount. Definitions of Operating Costs and Tenant’s Proportionate Share, and the method for billing and payment of Operating Cost Share Rent, are set forth in Sections 2.B, 2.C, and 2.D, respectively, hereof.

(3)                                 Tax Share Rent in an amount equal to the Tenant’s Proportionate Share of the Taxes for the applicable Fiscal Year of this Lease, paid monthly in advance in an estimated amount. A definitions of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2.B, 2.C, and 2.D, respectively, hereof.

(4)                                 Additional Rent in the amount of all costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease, excluding Base Rent, Operating Cost Share Rent, and Tax Share Rent, but including any interest for late payment of any item of Rent.

(5)                                 Rent as used in this Lease means Base Rent, Operating Cost Share Rent, Tax Share Rent, and Additional Rent. Tenant’s agreement to pay Rent is an independent covenant, with no right of setoff, deduction, or counterclaim of any kind, except as expressly provided to the contrary herein.

B.                            Payment of Operating Cost Share Rent and Tax Share Rent.

(1)                                 Payment of Estimated Operating Cost Share Rent and Tax Share Rent. Landlord shall reasonably estimate the Operating Costs and Taxes of the Project each Fiscal Year, generally after the beginning of the year. Landlord may revise these estimates whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project, but not more than twice in any Fiscal Year.

Within thirty (30) days after receiving the original or revised estimate from Landlord, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus payments previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord one-twelfth (1/12th) of Tenant’s Proportionate Share of this estimate, until a new estimate becomes applicable.

(2)                                 Correction of Operating Cost Share Rent. As soon as reasonably possible after the end of each Fiscal Year, Landlord shall deliver to Tenant a report for such year (the “Operating Cost Report”‘) setting forth (a) the actual Operating Costs incurred, (b) the amount of Operating Cost Share Rent due from Tenant, and (c) the amount of Operating Cost Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due minus the amount paid. If the amount paid exceeds the amount due, Landlord shall apply the excess to Tenant’s next month’s payment of Operating Cost Share Rent, if any, refunding any overage directly to Tenant.

(3)                                 Correction of Tax Share Rent. As soon as reasonably possible after the end of each Fiscal Year, Landlord shall deliver to Tenant a report for such Fiscal Year (the “Tax Report”) setting forth (a) the actual Taxes, (b) the amount of Tax Share Rent due from Tenant, and (c) the amount of Tax Share Rent paid by Tenant. Within thirty (30) days after such delivery, Tenant shall pay to Landlord the amount due from Tenant minus the amount paid by Tenant. If the amount paid exceeds the amount due, Landlord shall apply any the excess as a credit against Tenant’s next month’s payment of Tax Share Rent, if any, refunding any overage to Tenant.

C.                            Definitions.

(1)                                 Taxes. “Taxes” means any and all taxes, assessments, and charges of any kind, general or special, ordinary or extraordinary, levied by any governmental entity, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, control, or operation of the Project or of the personal property, fixtures, machinery, equipment, systems, and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and, notwithstanding anything herein to the contrary, any tax levied on the rents hereunder or the interest of Landlord under this Lease (the “Rent Tax”). Taxes shall also include all reasonable legal fees and other costs and expenses paid by Landlord in seeking, in good faith, a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful.

For any year, the amount to be included in Taxes (a) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) accrued, assessed, or otherwise imposed (but not due and payable) in such year, and (b) from all other Taxes, shall at Landlord’s election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made. As of the date hereof, Taxes are accounted for on an accrual basis by Landlord (and, in the event of any change in the manner of accounting with respect to Taxes, there shall be an appropriate adjustment made so that Tenant is not paying, as a result of such change, an amount in excess of Tenant’s Proportionate Share of Taxes otherwise payable by Tenant hereunder).

Taxes shall not include any net income, capital, stock, succession, transfer, franchise, gift, estate, or inheritance tax, except to the extent that such tax shall be imposed in lieu of any portion of Taxes.

(2)                                 Operating Costs. “Operating Costs” means any expenses, costs, and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the ownership, insuring (including, without limitation, terrorism coverage), management, maintenance, operation, and repair of all or any part of the Project, and of the personal property, fixtures, machinery, equipment, systems, and apparatus used in connection therewith, including the cost of providing those services required to be furnished by Landlord under this Lease. Operating Costs shall not include: (a) costs of alterations of tenant premises; (b) costs of capital improvements, except those intended, in good faith, to reduce Operating Costs, and those made to keep the Project in compliance with Laws (as hereinafter defined) and other governmental requirements applicable from time to time, the costs of which shall be amortized by Landlord in accordance with sound accounting and management principles; (c) interest and principal payments on mortgages or any other debt costs, or rental payments on any ground lease of the Project (“Ground Lease”); (d) real estate brokers’ leasing commissions; (e) any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, to the extent of such reimbursement, except by Operating Cost Share Rent; (f) the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant; (g) the cost of repair to the Building, including the Premises, to the extent the cost of such repairs is reimbursed by insurance or condemnation proceeds; (h) the cost of improving or renovating rentable space for tenants (including Tenant) or rentable space vacated by any tenant (including Tenant); (i) the cost of utilities charged to individual tenants (including Tenant) and payroll, material and contract costs of other services charged to tenants (including Tenant), other than as part of additional rent under such tenants’ leases or this Lease; (j) the cost of painting and decorating the Premises or premises of other tenants; (k) depreciation of the Building and other real property structures in the Project; (l) legal and other related expenses associated with the negotiation or enforcement of leases or the defense of (1) Landlord’s title to the Land, the Building, or other portions of the Project, or (2) any action based solely on an alleged breach by Landlord of a lease pertaining to space within the Building; (m) advertising costs incurred directly for leasing individual space in the Building or other portions of the Project; (n) Landlord’s general corporate overhead, including salaries of officers or other employees of Landlord above the level of Building manager, and Landlord’s general administrative expenses to the extent not directly related to the operation of the Project; (o) any compensation paid to clerks, attendants, or other persons in commercial concessions operated by Landlord; (p) all items and services for which Tenant or any other tenant in the Project reimburses Landlord, other than as part of additional rent under such tenants’ leases or this Lease; (q) amounts paid to any party, including a division or affiliate of Landlord, providing materials, services, labor, or equipment to the extent that such amounts materially exceed the reasonable competitive costs of such materials, services, labor, or equipment when provided by an independent party in an arm’s-length transaction, but only to the extent of such excess; (r) any costs, fines, or penalties imposed due to Landlord’s negligence or willful misconduct; (s) costs of acquiring sculpture, paintings, or works of art; (t) costs of correcting structural and other defects in the initial construction of the Project (including, without limitation, latent defects) or in the Project equipment; (u) expenses and costs relating in any way whatsoever to the identification, testing, monitoring, control, encapsulation, removal, replacement, repair, and abatement of any Hazardous Materials (as hereinafter defined) within the Project to the extent caused by or attributable to the acts or omissions of Landlord; (v) all costs and expenses incurred in connection with or relating to any retail space in the Project to the extent there is a direct charge for such costs and expenses to such retail space tenants, other than as part of additional rent under such tenants’ leases; (w) repairs of any item to the extent reimbursement for the costs thereof is covered and paid by any applicable guaranty or warranty; (x) any reserves for bad debt or uncollected rent; (y) Landlord’s charitable contributions; or (z) wages, salaries, and compensation paid to officers, executives, and employees of Landlord above the level of Building or Project manager.

If the Project is not at least ninety-five percent (95%) leased during any portion of any Fiscal Year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been 95% leased. By way of example only, assume: (i) the Building has ten floors; (ii) the Tenant occupies one floor and Tenant’s Proportionate Share is ten percent (10%); (iii) the other nine floors are vacant; and (iv) the cost of providing a particular service for Tenant’s floor is $1,000. If Tenant paid Tenant’s Proportionate Share of that cost, Tenant would pay $100. Instead, Landlord shall estimate the cost of such service for the Building as if it were ninety-five percent (95%) leased. Landlord would take into account any economies of scale; for example, the cost for the entire Building at ninety-five percent (95%) occupancy might be $9,000. Landlord’s estimate ($9,000) minus the actual cost incurred by Landlord ($1,000) equals the Equitable Adjustment ($8,000). The Equitable Adjustment is added to the actual cost and Tenant pays Tenant’s Proportionate Share of the total; in this example, Tenant would pay $9,000 times 10% or $900. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as leasing of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

If Landlord does not furnish any particular service whose cost would have constituted an Operating Cost (which varies with the level of occupancy) to a tenant who has undertaken to perform such service itself, Operating Costs shall be increased by the amount which Landlord would have incurred if it had furnished the service to such tenant in the same manner as the Equitable Adjustment under the preceding paragraph.

(3)                                         Lease Year. “Lease Year” means each consecutive twelve (12) month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the twelve (12) months after the first day of the following month, and each subsequent Lease Year shall be the twelve (12) months following the prior Lease Year.

(4)                                         Fiscal Year. “Fiscal Year” means the calendar year, except that the first Fiscal Year and the last Fiscal Year of the Term may be a partial calendar year.

D.                                    Computation of Base Rent and Rent AdjustmentsProrations. If this Lease begins on a day other than the first day of a month, the Base Rent, Operating Cost Share Rent, and Tax Share Rent shall be prorated for such partial month. If this Lease begins on a day other than the first day, or ends on a day other than the last day, of the Fiscal Year, Operating Cost Share Rent, and Tax Share Rent shall be prorated for the applicable Fiscal Year.

(1)                                         Late Charge; Default Interest. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent, Operating Cost Share Rent, or Tax Share Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the thirtieth (30th) day following the date Tenant was invoiced, a late charge of five percent (5%) of such past due amount shall be immediately due and payable as Additional Rent (provided, in the case of the first such late payment in any consecutive twelve (12) month period only, such late charge shall not apply unless Tenant shall fail to remit such late payment within five (5) business days after written notice from Landlord). In addition, any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the annual rate equal to five percent (5%) plus the “Corporate Base Rate” at the time of such nonpayment. “Corporate Base Rate” means the rate of interest most recently announced by JP Morgan Chase Bank, or its successor (“Chase”), as its corporate base rate (provided, in the case of the first such late payment in any consecutive twelve (12) month period only, interest shall not accrue unless Tenant shall fail to remit such late payment within five (5) business days after written notice from Landlord). If Chase ceases to use the term corporate base rate, then the Corporate Base Rate shall be the rate used by Chase as a base rate of interest for commercial loans, however this rate is designated by Chase. A certificate by an officer of Chase stating the corporate base rate (or such designated rate) in effect shall be conclusive evidence thereof.

(2)                                         Rent Adjustments. If the number of rentable square feet in either the Premises or the Building shall be changed as a result of an actual physical change in the Premises, by way of expansion or otherwise, or the Building (and not due to a remeasurement), Tenant’s Proportionate Share shall be appropriately recalculated as of the date of the change (provided, in the event that the Measurement Standard has been modified or superseded as of the expiration of the initial Term hereof, Landlord shall be entitled to remeasure the Premises and/or the Building utilizing the appropriate new measurement standard and to adjust Tenant’s Proportionate Share, if necessary, upon the expiration of the initial Term hereof). If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.

(3)                                         Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant, and its agents and representatives, may inspect Landlord’s records at Landlord’s office upon not less than one (1) business day’s prior notice during normal business hours during the sixty (60) days following delivery of either the Operating Cost Report or the Tax Report (which inspection shall be conducted by Tenant, or its agents or representatives, on a non-contingency basis). Tenant and any agent or representative must agree, in their contract for such services, that the results of any such inspection shall be kept entirely confidential and shall specifically not be made available to any other tenant of the Building. Unless Tenant sends to Landlord any written exception to either such report within said 60-day period, such report shall be deemed final and accepted by Tenant. Tenant shall pay the amount shown on both reports in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant reasonably acceptable to each of Landlord and Tenant to issue a final and conclusive resolution of Tenant’s exception. Tenant shall pay the cost of such certification unless Landlord’s original determination of annual Operating Costs or Taxes was in error by more than five percent (5%).

(4)                                 Miscellaneous. So long as Tenant is in default beyond any applicable notice and cure period of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord unless and until Tenant cures such default. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, the reconciliation and payment obligations with respect to such Operating Cost Share Rent or Tax Share Rent as provided in Section 2.D hereof shall survive any termination or expiration of this Lease. Landlord may commingle any payments made with respect to Operating Cost Share Rent or Tax Share Rent, without payment of interest.

E.                                     Free Rent Period. Notwithstanding anything to the contrary contained herein and solely as a concession to enter into this Lease, Tenant’s obligations for Base Rent, Operating Cost Share Rent, and Tax Share Rent shall be abated with respect to the entirety of the Premises for the eight (8) month period commencing on August 1, 2008 and ending on March 31, 2009 (the “Free Rent Period”); provided, if Tenant shall be in monetary or material non-monetary default beyond any applicable notice and cure period under any of the terms or provisions of this Lease at any time during the Term hereof, Tenant shall not be entitled to the Free Rent Period, and Tenant shall become obligated to pay all Base Rent, Operating Cost Share Rent, and Tax Share Rent otherwise abated hereunder immediately upon written demand by Landlord, together with interest thereon at the default interest rate set forth herein.

3.                                      PREPARATION AND CONDITION OF PREMISES; POSSESSION AND SURRENDER OF PREMISES.

A.                                    Condition of Premises. Except to the extent of the Tenant Improvements item on the Schedule, and except for latent defects in the base Building structural components or base Building systems, Landlord is leasing the Premises to Tenant “AS IS”, without any representations or warranties, including any express or implied warranties of merchantability, fitness, or habitability, and without any obligation to alter, remodel, improve, repair, decorate, or clean any part of the Premises. Tenant shall cause the Premises to be completed in accordance with the Workletter.

B.                                    Tenant’s Possession. Tenant’s taking possession of any portion of the Premises shall be conclusive evidence that such portion was in good order, repair, and condition, except as expressly provided to the contrary in the Workletter and except for latent defects in the base Building structural components or base Building systems. If Landlord authorizes Tenant to take possession of any part of the Premises prior to the Commencement Date for purposes of doing business, all terms of this Lease shall apply to such pre-Term possession, except that Tenant shall not be obligated to pay Base Rent until the Commencement Date.

C.                                    Maintenance. Throughout the Term, Tenant shall maintain the Premises in their condition as of the date Tenant’s Work was substantially completed, loss or damage caused by the elements, ordinary wear and tear, fire and other casualty, and Landlord’s maintenance and repair obligations expressly set forth herein excepted, and at the termination of this Lease, or Tenant’s right to possession hereunder, Tenant shall return the Premises to Landlord in “broom clean” condition with all personal property having been removed therefrom. To the extent Tenant fails to perform either obligation, Landlord may, but need not, after reasonable notice to Tenant and a reasonable opportunity to cure (except, in each case, in the event of an emergency), restore the Premises to such condition and Tenant shall pay the cost thereof.

D.                                    Ownership of Improvements. All Work (as defined in Section 5 hereof), partitions, hardware, and all fixtures except trade fixtures, constructed in the Premises by either Landlord or Tenant, shall become Landlord’s property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, or requires Tenant to remove any such item at the termination of the Lease or of Tenant’s right to possession hereunder as provided in Section 14 hereof.

E.                                     Removal at Termination. Tenant shall remove its trade fixtures, furniture, moveable equipment, and other personal property from the Premises upon the termination of this Lease or Tenant’s right of possession. If Tenant does not do so within five (5) days following written notice from Landlord, then Tenant shall be conclusively presumed to have, at Landlord’s election (i) conveyed such property to Landlord without compensation, or (ii) abandoned such property, and Landlord may dispose of any part thereof in any manner without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects abandonment, Tenant shall pay to Landlord, upon demand, any expenses incurred for disposition. At Landlord’s election, and except as otherwise provided in Section 14 hereof, Tenant shall also remove, at Tenant’s sole cost and expense, all wiring, cabling, and lines installed by Tenant in the Building’s vertical risers at the end of the Term; provided, Tenant shall not be required to remove any wiring, cabling, or lines installed by Tenant in the Premises.

4.                                      PROJECT SERVICES.

Landlord shall furnish services as follows:

A.                                    Heating and Air Conditioning. During the normal business hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday (“Business Hours”), Sundays and holidays excepted, Landlord shall furnish heating and air conditioning to provide a comfortable temperature, in Landlord’s judgment, for normal business operations, and otherwise in accordance with the specifications set forth on Appendix F attached hereto and made a part hereof, except to the extent Tenant installs equipment which adversely affects the temperature maintained by the air conditioning system. If Tenant installs any equipment which adversely affects the temperature maintained by the air conditioning system, Landlord may, upon reasonable prior notice to Tenant and Tenant’s failure to cure the same within the time period set forth in such notice, install supplementary air conditioning units in the Premises, and Tenant shall pay to Landlord upon demand as Additional Rent the reasonable cost of installation, operation, and maintenance thereof.

Landlord shall furnish heating and air conditioning after Business Hours if Tenant provides Landlord at least twenty-four (24) business hours’ notice, and pays Landlord all then current Building standard charges for such additional heating or air conditioning, which current Building standard charges are more specifically described on Appendix G attached hereto and made a part hereof, and which Building standard charges are subject to increase from time to time during the Term hereof, and any extension thereof.

B.                                    Elevators. Landlord shall provide passenger elevator service during Business Hours to Tenant in common with Landlord and all other tenants. Landlord shall provide limited passenger service at all other times, except in case of an emergency. Accordingly, Landlord agrees that Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, subject to the terms and provisions of this Lease and the rules and regulations of Landlord in effect from time to time. Landlord shall provide freight elevator service at reasonable hours at Tenant’s request, subject to scheduling by the Landlord and, with respect to any after-hours usage, payment for the service by Tenant at Landlord’s then-Building standard charges therefor.

C.                                    Electricity. Landlord shall pay for the electricity required for the operation of the heating and air conditioning systems in the Premises during the hours specified in Section 4.A above, and shall include such payment in Operating Costs. The electricity required for after-hours HVAC services is included within the charge payable for such services. All other electricity used in the Premises shall be supplied by the electricity company through a separate meter and paid for by Tenant. The Premises are currently separately metered for electricity, and Tenant shall pay for the installation of any additional sub-meter required on any floor of its Premises. Any decrease or discontinuance of electric service shall not affect the parties’ rights and obligations under this Lease. Tenant shall not use electricity at a rate which causes the use by all tenants to exceed the capacity of the Building or the risers or wiring to the Premises. Landlord shall, at Tenant’s expense, maintain the light fixtures and install lamps, bulbs, ballasts, and starters in the Premises. As of the date hereof, on each floor that Tenant occupies there shall be electrical capacity equal to six (6) watts per useable square foot.

Tenant shall pay for all electricity required for janitorial service, for alterations and repairs to the Premises, and for the operation of any supplementary air conditioning or ventilating system required for its equipment.

D.                                    Water. Landlord shall furnish (i) reasonable quantities of tap water for dishwasher and computer room purposes, (ii) cold water for drinking and toilet purposes, and (iii) cold and hot water for lavatory purposes. Tenant shall pay Landlord for water furnished for any other purpose as Additional Rent at rates fixed by Landlord. Tenant shall not permit water to be wasted. In addition to the foregoing, a separate condenser water loop is available to tenants of the Building twenty-four (24) hours per day on a “first come, first served” basis for tenant supplemental cooling for condenser water only (and not chilled water service). The system provides over 800 tons of cooling capacity and, as of the date hereof, 500 tons are currently available (although Landlord makes no representation or warranty as to the continuing availability of such capacity from and after the date hereof). This service is billed based upon the number of gallons per minute (gpm) per month. As of the date hereof, Landlord’s Building standard charge for such service is $5.95 per gpm per month, which Building standard charges are subject to increase from time to time during the Term hereof, and any extension thereof. Notwithstanding anything in this Section 4.D to the contrary, upon Tenant’s election to commence utilizing and paying for a specific amount of the then-available cooling capacity as provided hereunder, Landlord shall use commercially reasonably efforts to ensure that such amount initially elected by Tenant hereunder shall remain available to Tenant for the remainder of the Term (and the Extended Term, if applicable) hereof, subject in all events to Force Majeure and the acts or omissions of Tenant and Tenant’s officers, agents, employees, and contractors, and provided further that Tenant continues to pay for the same as hereinabove provided.

E.            Janitorial Service. Landlord shall furnish janitorial service as set forth in Appendix B attached hereto and made a part hereof. Tenant may obtain supplementary janitorial service only at its sole cost and responsibility, with employees or contractors reasonably satisfactory to Landlord, and subject to Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed (except that Landlord’s consent shall not be required for employees of Tenant), and subject further to the rules and regulations of the Building in effect from time to time.

F.             Telephone/Data/Fire Detection Service. Tenant shall arrange for telephone service in the Premises directly with the telephone company. Tenant shall pay the cost of all charges for installation and service. Tenant shall coordinate the installation of telephone and other data-carrying lines and cables with Landlord’s riser management company, subject to such commercially reasonable standard charges as may be imposed by such riser management company from time to time (but at no additional charge or mark-up by Landlord). Subject to the foregoing, and the applicable terms and provisions of this Lease, Tenant shall be entitled to use up to Tenant’s Proportionate Share of available Building riser space for the purpose of running Tenant’s telephone, data, and satellite transmission cabling to the Premises. Tenant shall also use and coordinate with Landlord’s contractor for the installation of its fire detection system, at Tenant’s sole cost and expense.

G.            Interruption of Services. No interruption of services caused by repairs, replacements, or alterations to the service system, or by any other cause beyond the reasonable control of Landlord, shall be deemed an eviction or disturbance of Tenant’s possession of the Premises or any portion thereof, or render Landlord liable to Tenant for damages, or otherwise affect the rights and obligations of Landlord and Tenant under this Lease; provided, in the event that any such interruption in the foregoing services pursuant to this Section 4 which was within the reasonable control of Landlord to prevent continues beyond five (5) consecutive business days after written notice to Landlord, and materially and adversely affects Tenant’s ability to conduct its business in the Premises, or any portion thereof, and on account thereof Tenant in fact ceases doing business in the Premises, or such portion thereof, Base Rent, Operating Cost Share Rent, and Tax Share Rent shall thereafter equitably abate for so long as, and to the extent that, Tenant’s ability to conduct its business in the Premises or such portion thereof is so affected.

H.            Service Providers. Tenant acknowledges that Landlord may, at Landlord’s sole option, to the extent permitted by applicable Law, elect to change, from time to time, the company or companies which provide services (including, without limitation, electrical service, gas service, water, and technical services) to the Building, the Premises, and/or its occupants. Landlord shall endeavor to give Tenant not less than thirty (30) days’ notice of any scheduled change. Notwithstanding anything to the contrary set forth in this Lease, Tenant acknowledges that Landlord has not and does not make any representations or warranties concerning the identity or identities of the company or companies which provide services to the Building and the Premises or its occupants, and Tenant acknowledges that the choice of service providers and matters concerning the engagement and termination thereof shall be solely that of Landlord (but Landlord agrees that it shall be commercially reasonable in the exercise of its discretion under this Section 4.H). The foregoing provision is not intended to modify, amend, change, or otherwise derogate any provision of this Lease concerning the nature or type of service to be provided or any specific information concerning the amount thereof to be provided. Tenant agrees to cooperate with Landlord and each of its service providers in connection with any change in services or provider.

I.             Use of Fire Stairs. So long as permitted by applicable Laws, including applicable building and fire codes and requirements, and subject to any rules and regulations reasonably adopted by Landlord from time to time as permitted hereunder, Tenant may at its sole cost and expense at all times during the Term (i) use the fire exit stairways for travel between and among the thirty-third (33rd) and thirty-fourth (34th) floors of the Building in which the Premises are located, and (ii) upgrade Building standard improvements therein in accordance with the terms of the Workletter or, if not included as part of the initial Tenant’s Work hereunder, then pursuant to Section 5 hereof (which stairway improvements may include, without limitation, the installation of a card reader or other security system exclusively for Tenant’s use, so long as the same is compatible with the Building’s fire and life-safety and security systems, which card reader or other security system may be tied in to the Building’s security systems at Tenant’s sole cost), as well as installation of drywall, carpeting (if permitted by Laws), paint of Tenant’s choice, and light fixtures (collectively, the “Stairway Improvements”), all subject to and in accordance with all applicable Laws. Tenant shall ensure that all stairwell entry doors to the Premises shall remain closed and locked at all times (except for access by means of the approved security system). Tenant expressly acknowledges and agrees that Landlord shall have no additional responsibility for security within such stairway areas (other than Landlord’s general obligation to provide security services for the Building as set forth herein) due to Tenant’s use thereof in accordance with this Subsection 4.1. In addition to the foregoing, but subject to the applicable terms and provisions of this Lease, Tenant shall be permitted, at Tenant’s sole cost and expense and so long as the same is otherwise compatible with the Building’s general security system, to connect Tenant’s security system for the Premises to the Building’s general security system for the purpose of emergency situations only; provided, Tenant shall be responsible for coordinating with Landlord and, if applicable, Landlord’s designated security contractor in connection therewith.

5.             ALTERATIONS AND REPAIRS.

A.            Landlord’s Consent and Conditions. Tenant shall not make any improvements or alterations to the Premises (the “Work”) without in each instance submitting plans and specifications for Work to Landlord and obtaining Landlord’s prior written consent; provided, subject to all other provisions of this Lease, including, but not limited to, the other provisions of this Section 5 and the Rules and Regulations attached as Appendix C hereto, Tenant may perform, without Landlord’s prior consent, but with reasonable advance written notice to Landlord, Work of a purely cosmetic nature in the Premises (i.e. painting, carpeting, wallcoverings, etc.), but specifically excluding the Stairway Improvements, which does not affect base Building systems or equipment or structural components of the Building, which is not visible from outside the Premises, and which does not affect the premises of any other tenant or occupant of the Project so long as such Work does not cost more than $50,000.00 in the aggregate in any twelve (12) month period (collectively, “Permitted Work”). Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord for review of the plans and all other items submitted by Tenant. Landlord shall not unreasonably withhold, condition, or delay its consent to any such Work; provided, Landlord may withhold such consent in its sole and absolute discretion with respect to any Work which affects base Building systems or equipment or structural components of the Building, which is visible from the exterior of the Premises, or which affects the premises of any other tenant or occupant of the Project. Tenant shall pay for the cost of all Work. All Work shall become the property of Landlord upon its installation, except for Tenant’s trade fixtures and for items which Landlord requires Tenant to remove at Tenant’s cost at the termination of the Lease. The following requirements shall apply to all Work:

(5)              Prior to commencement, Tenant shall furnish to Landlord building permits and certificates of insurance reasonably satisfactory to Landlord.

(6)              Tenant shall perform all Work so as to maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

(7)              The Work shall be performed in a good and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable Laws.

(8)              Tenant shall permit Landlord to supervise all Work. Except with respect to the initial Tenant’s Work to be performed pursuant to the Workletter and any Work performed with respect to the Expansion Space (each of which shall be governed by Paragraph 8 of the Workletter), and any Permitted Work hereunder, Landlord may charge a supervisory fee not to exceed fifteen percent (15%) of labor, material, and all other costs of the Work for the first $50,000.00 thereof, ten percent (10%) of labor, material, and all other costs of the Work for the next $50,000.00 thereof, and five percent (5%) of all labor, material and other costs in excess of $100,000.00.

(9)              Upon completion, Tenant shall furnish Landlord with contractor’s affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials.

Notwithstanding anything contained herein to the contrary, the initial Tenant’s Work shall be completed in accordance with the Workletter, and to the extent any provision in this Section 5.A is inconsistent with the terms thereof, the terms of the Workletter shall apply.

B.            Electronic Systems. If Tenant notifies Landlord that Tenant requires additional electrical or cable capacity for telegraph, telephone, burglar alarm, computer, or signal service, Landlord shall direct how the installation shall be done. Tenant shall make no installation of any kind except in accordance with Landlord’s direction. At Landlord’s election, Landlord may make the installation itself. Tenant shall pay for the entire reasonable cost of both the installation and the service.

C.            Damage to Systems. If any part of the base Building mechanical, electrical, or other systems in the Premises shall be damaged, except in the event of a casualty where the terms of Section 9 below shall control, Tenant shall promptly notify Landlord, and Landlord shall repair such damage. Landlord may also at any reasonable time make any repairs or alterations which Landlord deems reasonably necessary for the safety or protection of the Project, or which Landlord is required to make by any court or other governmental authority. Tenant shall at its expense make all other non-structural repairs necessary to keep the Premises, and Tenant’s fixtures and personal property, in good order, condition, and repair; to the extent Tenant fails to do so, Landlord may, upon reasonable prior notice to Tenant and Tenant’s failure to cure the same within the time period set forth in such notice, make such repairs itself. The reasonable cost of any repairs made by Landlord on account of Tenant’s default, or on account of any misuse or neglect by Tenant or its invitees, contractors, or agents anywhere in the Project, shall become Additional Rent payable on demand by Tenant.

D.            No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord’s interest in the Project; any such lien or encumbrance shall attach to Tenant’s interest only. If any mechanic’s lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) business days thereafter either discharge or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) business day period, provide Landlord reasonable adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as reasonable attorneys’ fees and other reasonable expenses incurred by Landlord, shall become Additional Rent payable on demand by Tenant.

6.             USES OF PREMISES. Tenant shall use the Premises only for executive and general administrative offices and legally permissible ancillary uses related thereto. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord’s insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises, except for reasonable quantities of any such liquids or materials to the extent that they are customarily used in a first-class general office premises, but then only to the extent the same are used, stored, maintained, and disposed of in strict accordance with applicable Laws. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere (other than in a de minimis manner) with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste upon the Premises, or allow any offensive noise or odor in or around the Premises. Tenant shall not place vending or dispensing machines of any kind in the Premises, except for vending and dispensing machines which are solely for the use of Tenant and its officers, employees, agents, guests, and invitees.

7.             GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.

A.            Compliance. Tenant shall comply with all governmental laws, statutes, codes, ordinances, rules, regulations, and directives (collectively, “Laws”) applying to its use or occupancy of the Premises. Tenant shall also comply with all rules reasonably established for the Project from time to time by Landlord. The present rules are contained in Appendix C attached hereto and made a part hereof. Failure by another tenant to comply with the rules or failure by Landlord to enforce them shall not relieve Tenant of its obligation to comply with the rules or make Landlord responsible to Tenant in any way. Landlord shall not discriminate against Tenant in the enforcement of any such rules and regulations, and in the event of any conflict between such rules and regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall control and prevail.

B.            ADA. Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility, and barrier removal, and that such requirements may or may not apply to the Premises and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”; (2) whether such requirements are “readily achievable”; and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. Except as otherwise provided in Section 35 hereof, the parties hereby agree that: (a) Landlord shall be responsible for ADA Title III compliance in the common areas, except as provided below; (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any Work or other leasehold improvements to be performed in the Premises under or in connection with this Lease; (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by alterations in the Premises made by Tenant; and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the common areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s use or occupancy of the Premises for any purpose other than general administrative offices. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees. Landlord represents to Tenant that, to the actual knowledge of Landlord as of the date hereof, the common areas of the Project are currently in substantial conformance with the majority of the requirements of the ADA, and Landlord has developed an ADA compliance program that is in effect for the Building.

8.             WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

A.            Waiver of Claims. To the fullest extent permitted by Law, Tenant waives any and all claims it may have against the Landlord or its officers, directors, agents, contractors, or employees (collectively, the “Landlord Parties”) for business interruption, damage to property, or any other loss sustained by Tenant as the result of any accident or occurrence in the Project or of any part of the Building becoming in disrepair. Tenant shall cause its insurance carrier to waive any rights to subrogation against the Landlord Parties, and Landlord shall cause its insurance carrier to waive any rights to subrogation against Tenant.

B.            Indemnification. To the fullest extent permitted by Law, and except to the extent caused by the negligence or willful misconduct of the Landlord Parties, Tenant shall indemnify, defend, and hold harmless the Landlord Parties, and each of them, from and against any and all claims by any third party for injury to any person or damage to or loss of any property occurring in the Project and arising from the use of the Premises or from any other act or omission of Tenant or any of Tenant’s employees, agents, invitees, contractors, guests, invitees, subtenants, or licensees.

C.            Insurance Coverage. Tenant shall maintain the following insurance (provided, Landlord shall have the right to increase or modify the terms, coverages, and/or insurers, as Landlord shall reasonably require from time to time during the Term hereof, so long as such increases or modifications are consistent with increases or modifications being required by landlords of “first class” commercial office buildings comparable to the Building located in the Chicago, Illinois marketplace). Initially, such insurance shall include:

(1)           Commercial General Liability Insurance, with (a) Contractual Liability including the indemnification provisions contained in this Lease, subject to the customary terms, conditions, and exclusions of such policy, (b) a severability of interest provision, (c) limits of not less than One Million Dollars ($1,000,000) combined single limit per occurrence for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000), and (d) Landlord and Landlord’s building manager named as additional insureds.

(2)           “Special form” insurance for physical loss covering the replacement cost of all of Tenant’s fixtures and personal property. Tenant’s property insurance shall include a waiver of subrogation.

Tenant’s insurance shall be primary and not contributory.

D.            Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for the thirty (30) days prior written notice of cancellation to Landlord and Tenant.

E.            Landlord Insurance. Subject to inclusion of the costs thereof in Operating Costs hereunder, Landlord shall during the Term carry full replacement cost “Special form” coverage insurance policies on the Building, and Commercial General Liability Insurance policies and rent loss insurance in amounts and on terms and conditions which are customarily carried by reasonably prudent owners of “first class” commercial office buildings comparable to the Building in the Chicago, Illinois marketplace. Notwithstanding the foregoing, Landlord may at any time and from time to time elect to self-insure with respect to all or any portion of the insurance coverage specified in this Section 8.E or any other type of insurance coverage (in which case Landlord shall be deemed to be its own insurance carrier for purposes of this Lease).

9.             FIRE AND OTHER CASUALTY.

A.            Termination. If a fire or other casualty causes substantial damage to the Building or the Premises, Landlord shall engage a registered architect to certify, within one (1) month of the casualty, to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods. If the time needed exceeds twelve (12) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last eighteen (18) months of the Term, then in the case of the Premises, either Landlord or Tenant may terminate this lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party’s receipt of the architect’s certificate. The termination shall be effective thirty (30) days from the date of the notice and Rent shall be paid by Tenant to that date, within an abatement for any portion of the space which has been untenantable after the casualty.

B.            Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to applicable Laws; provided, in the event that Landlord does not complete such restoration as contemplated in this Section 9 within one (1) year after the date such restoration is commenced (the “Completion Deadline”), and such casualty is not caused by the gross negligence or willful misconduct of Tenant, but subject to delays attributable to Force Majeure or the acts or omissions of Tenant, its agents, employees, contractors, or invitees, Tenant shall be entitled to terminate this Lease by giving Landlord written notice thereof within ten (10) days after the Completion Deadline, and Landlord’s failure to so complete such restoration within such 10-day notice period. Tenant shall replace its damaged personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that Tenant’s gross negligence or willful misconduct caused the casualty and, as a result of such gross negligence or willful misconduct, Landlord’s rent loss insurance would not provide coverage if the Rent were abated.

10.          EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises rendered unusable for the conduct of Tenant’s business as a result of such taking. The entire award for a taking of any kind shall be paid Landlord, and Tenant shall have no right to share in the award; provided, Tenant may make a separate claim for its personal property, moving expenses, and other disruption of its business so long as such separate claim does not diminish Landlord’s award hereunder. All obligations accrued to the date of the taking shall be performed by each party.

11.          RIGHTS RESERVED TO LANDLORD.

Landlord may exercise at any time and of the following rights respecting the operation of the Project without liability to the Tenant of any kind:

A.            Name. To change the name or street address of the Building or the suite numbers of the Premises upon reasonable prior notice to Tenant; provided, in the event of a voluntary change by Landlord (as opposed to a change enacted or mandated by the U.S. Postal Service or any other governmental entity or agency), Landlord shall reimburse Tenant for Tenant’s reasonable, documented out-of-pocket costs incurred in replacing a reasonable quantity of Tenant’s existing stationery stock to the extent that the same reflects the name or street address of the Building, or the suite number of the Premises, as the case may be, not to exceed the sum of One Thousand and No/100 Dollars ($1,000.00) in each instance.

B.            Signs. Subject to Section 34 below, to install and maintain any signs on the exterior and in the interior of the Building, and to approve in its sole and absolute discretion and prior to installation any of the Tenant’s signs in the Premises visible from the common areas or the exterior of the Building.

C.            Window Treatments. To approve, in its sole and absolute discretion, prior to installation any shades, blinds, ventilators, or window treatments of any kind, as well as any lighting within the Premises, that may be visible from the exterior of the Building.

D.            Service Contracts. [Intentionally Omitted]

E.            Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises. Tenant shall not alter or add any lock or bolt. Notwithstanding the foregoing, Tenant shall have the right to reasonably designate and identify from time to time, by written notice delivered to Landlord, certain separate secured areas within the Premises (each, a “Secure Area”) where Tenant may restrict Landlord and other persons from access thereto except in the presence of an employee of Tenant; provided, however, (i) Tenant shall furnish keys to such Secure Area(s) to Landlord for use solely in the event of an emergency, (ii) Landlord shall have no obligation to provide janitorial or other services with respect to such Secure Area(s), and (iii) in the event of an emergency requiring immediate access to such Secure Area(s), Landlord reserves (and Tenant expressly agrees that Landlord shall have) the right to use keys and/or all other reasonable force as may be required in order for Landlord to gain such access and address such emergency, and Tenant hereby expressly agrees to indemnify, defend, and hold Landlord, Landlord’s property manager, and their respective officers, directors, servants, contractors, representatives, and employees, harmless from and against any and all claims, liability, costs (including, without limitation, reasonable attorneys’ fees), and damages of whatever kind and nature sustained, incurred or asserted against Landlord in connection with Landlord’s inability to timely gain access to the Secure Area(s) in such emergency or Landlord’s use of force (and any resulting damage caused thereby) in seeking to gain such access.

F.             Access. To have access to inspect the Premises, to perform its obligations hereunder, or to make repairs, alterations, additions, or improvements, as permitted by this Lease or by applicable Law. Landlord shall provide Tenant with reasonable prior notice (except in the event of an emergency) for any such entry into the Premises and shall use commercially reasonable efforts to minimize any interference with the conduct of Tenant’s business operations therein in connection with any such entry.

G.            Preparation for Reoccupancy. [Intentionally Omitted]

H.            Heavy Articles. To reasonably approve the weight, size, placement, and time and manner of movement within the Building of any safe or other heavy article of Tenant’s property. Tenant shall move its property entirely at its own risk.

I.             Show Premises. To show the Premises to prospective purchasers or brokers at any reasonable time, and to prospective tenants during the final year of the Term, provided that Landlord gives reasonable prior notice to Tenant and does not interfere with Tenant’s use of the Premises in a commercially unreasonable manner.

J.             Restrict Access. To restrict access to the Project during such hours as Landlord shall determine, so long as Landlord shall admit Tenant and Tenant’s authorized employees, agents, contractors, and invitees, at all times, subject to appropriate rules and regulations by Landlord.

K.            Relocation of Tenant. [Intentionally Omitted]

L.            Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord (including designating a form of approved electronic payment in accordance with such instructions as Landlord may provide from time to time). In that case, the date of payment of Rent or other sums shall be the date of the agent’s receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, if Tenant is in default under this Lease, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant, within twenty-one (21) days after such receipt or collection, a check equal to the amount sent by Tenant.

M.           Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators, and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any Work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley, or way. Landlord shall give Tenant reasonable prior notice (except in the event of an emergency) of any such entry into the Premises or any such work which would materially and adversely affect Tenant’s use of the Premises, and shall use commercially reasonable efforts to minimize any material interference with the conduct of Tenant’s business therein in connection with Landlord’s exercise of the foregoing rights.

N.            Landlord’s Agents. If Tenant is in default under this Lease, possession of Tenant’s funds or negotiation of Tenant’s negotiable instrument by Landlord or any of Landlord’s agents shall not waive any breach by Tenant or any remedies of Landlord under this Lease.

O.            Building Services. To install, use, and maintain through the Premises, pipes, conduits, wires, and ducts serving the Building, provided that Landlord shall give Tenant reasonable prior notice (except in the event of an emergency) before any such entry into the Premises, and such installation, use, and maintenance does not unreasonably interfere with Tenant’s use of the Premises.

P.             Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance, or preservation of the Building.

12.          TENANT’S DEFAULT

Any of the following shall constitute a default by Tenant:

A.            Rent Default. Tenant fails to pay any Rent when due (provided, in the case of the first such failure in any consecutive twelve (12) month period only, such failure shall not constitute a default hereunder unless such failure shall continue for five (5) business days after written notice from Landlord);

B.            Assignment/Sublease or Hazardous Substances Default. Tenant defaults in its obligations under Section 17 (Assignment and Sublease) or Section 28 (Hazardous Substances);

C.            Other Performance Default. Tenant fails to perform any other obligation to Landlord under this Lease and fails to cure such default within fifteen (15) days after written notice from Landlord, except that if Tenant begins to cure its failure within such 15-day period but cannot reasonably complete its cure within such period, then such 15-day period shall be extended for such additional time as is reasonably necessary to complete the cure, not to exceed ninety (90) days in the aggregate, subject to Force Majeure; or

D.            Credit Default. One of the following credit defaults occurs:

(1)           Tenant commences any proceeding under any law relating to bankruptcy, insolvency, reorganization, or relief of debts, or seeks appointment of a receiver, trustee, custodian, or other similar official for the Tenant or for any substantial part of its property, or any such proceeding is commenced against Tenant and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Tenant which is not fully stayed within fifteen (15) days after entry;

(2)           Tenant becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

(3)           Any third party obtains a levy or attachment under process of law against Tenant’s leasehold interest; or

(4)           Tenant makes a general assignment for the benefit of creditors.

13.          LANDLORD REMEDIES.

A.            Termination of Lease or Possession. If Tenant defaults and fails to cure such default within the notice and cure periods set forth in Section 12 hereof, Landlord may elect by notice to Tenant either to terminate this Lease or to terminate Tenant’s possession of the Premises without terminating this Lease. In either case, Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may remove any of Tenant’s signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant.

B.            Lease Termination Damages. If Landlord terminates this Lease, Tenant shall pay to Landlord all Rent due on or before the date of termination, plus Landlord’s reasonable estimate of the aggregate Rent that would have been payable from the date of termination through the Termination Date, reduced by the fair market rental value of the Premises calculated as of the date of termination for the same period, taking into account reletting expenses and market concessions, both discounted to present value at the Corporate Base Rate then in effect per annum, as well as the reasonably estimated marketing period. If Landlord shall relet any part of the Premises for any part of such period before such present value amount shall have been paid by Tenant or finally determined by a court, then the amount of Rent payable pursuant to such reletting shall be deemed to be the reasonable rental value for that portion of the Premises relet during the period of the reletting.

C.            Possession Termination Damages. If Landlord terminates Tenant’s right to possession without terminating this Lease and Landlord takes possession of the Premises itself, Landlord may relet any part of the Premises for such Rent, for such time, and upon such terms as Landlord in its sole discretion shall determine, without any obligation to do so prior to renting other vacant areas in the Building. Any proceeds from reletting the Premises shall first be applied to the expenses of reletting, including redecoration, repair, alteration, advertising, brokerage, legal, and other reasonably necessary expenses. If the reletting proceeds after payment of expenses are insufficient to pay the full amount of Rent under this Lease, Tenant shall pay such deficiency to Landlord monthly upon demand as it becomes due. Any excess proceeds shall be retained by Landlord.

D.            Landlord’s Remedies Cumulative. All of Landlord’s remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity. Waiver by Landlord of any breach of an obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. Landlord’s acceptance of payment by Tenant shall not constitute a waiver of any breach by Tenant, and if the acceptance occurs after Landlord’s notice to Tenant, or termination of the Lease or of Tenant’s right to possession, the acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment.

E.            WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN

CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURTS LOCATED IN CHICAGO, ILLINOIS, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.

F.             Attorneys’ Fees. In any action or proceeding hereunder, the prevailing party shall be entitled to recover from the non-prevailing party the prevailing party’s reasonable costs and expenses in such action or proceeding, including reasonable attorneys’ fees, costs, and expenses related thereto.

G.            Mitigation. In the event of a default by either party hereunder, the non-defaulting party shall use commercially reasonable efforts to mitigate its damages hereunder.

14.          SURRENDER. Upon termination of this Lease or Tenant’s right to possession, Tenant shall return the Premises to Landlord in good order, condition, and repair, ordinary wear and tear, casualty damage, and condemnation excepted. If Landlord requires Tenant to remove the initial Tenant’s Work, any subsequent Work, or any other alterations, improvements, or additions, or any component thereof, then Tenant shall remove the same in a good and workmanlike manner and restore the Premises to its condition prior to their installation; provided, however, (i) upon the written request of Tenant submitted at the time Tenant seeks Landlord’s consent to such initial Tenant’s Work, subsequent Work, or other alterations, improvements, or additions, Landlord shall so notify Tenant whether Landlord will require, or reserves the right to require, that Tenant remove such initial Tenant’s Work, subsequent Work, or other alterations, improvements, or additions, or any component thereof, upon termination of this Lease, (ii) Tenant shall not be required to remove those components of the initial Tenant’s Work which constitute typical and customary office improvements (including, without limitation, voice and data cabling located solely within the Premises); and (iii) Landlord may, without the requirement of notice as aforesaid, require that Tenant remove any and all of Tenant’s voice and data cabling installed or located within the Building’s vertical risers.

15.          HOLDOVER. If Tenant retains possession of any part of the Premises after the Term, Tenant shall become a month-to-month tenant upon all of the terms of this Lease as might be applicable to such month-to-month tenancy, except that Tenant shall pay Base Rent and Additional Rent at 150% for the first thirty (30) days and 200% thereafter of the rates in effect immediately prior to such holdover, computed on a monthly basis for each full or partial month Tenant remains in possession. If Tenant holds over for more than one (1) month, Tenant shall also pay to Landlord all of Landlord’s direct and consequential damages; provided, Tenant shall not be liable for consequential damages hereunder unless Landlord shall have first provided Tenant with not less than thirty (30) days’ written notice (which notice may be provided prior to the Termination Date hereunder) advising Tenant that Landlord has re-let the Premises, or any part thereof, and Tenant shall have thereafter failed to vacate and surrender the Premises to Landlord by the date identified in such notice. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord’s right to regain possession or any other of Landlord’s remedies.

16.          SUBORDINATION TO GROUND LEASES AND MORTGAGES.

A.            Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project (including the mortgage described on Appendix E attached hereto and made a part hereof), and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall, within ten (10) business days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination.

B.            Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, and provided that Tenant is not then in default hereunder, such new owner shall recognize Tenant’s rights under this Lease and Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee, or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor, or mortgagee, Tenant shall execute and deliver, within ten (10) business days of the request, any document furnished by the requesting party to evidence Tenant’s agreement to attorn.

C.            Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit is received by such ground lessor or mortgagee.

D.            Notice and Right to Cure. The Project is subject to any ground lease and mortgage identified on Appendix E to this Lease. Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee identified either in Appendix E or in any later notice from Landlord to Tenant a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued; provided, however, that the foregoing shall not be deemed or construed as a waiver by Tenant of any claim for damages.

E.            Definitions. As used in this Section 16, “mortgage” shall include “trust deed” and “mortgagee” shall include “trustee”, “mortgagee” shall include the mortgagee of any ground lessee, and “ground lessor”, “mortgagee”, and “purchaser at a foreclosure sale” shall include, in each case, all of its successors and assigns, however remote.

F.             SNDA. Notwithstanding anything in this Section 16 to the contrary, (i) Landlord shall obtain from Landlord’s existing mortgagee a subordination, non-disturbance, and attornment agreement (“SNDA”) from such mortgagee in substantially the form attached as

Appendix I hereto and made a part hereof (it being understood and agreed that Tenant shall be responsible for any fees or charges imposed by Landlord’s existing mortgagee in connection with such SNDA, or any modification thereof), and (ii) Landlord shall use commercially reasonable efforts to obtain from any future mortgagee or ground lessor under any mortgage or Ground Lease on the Project an SNDA from such mortgagee or ground lessor, as the case may be, on such mortgagee’s or ground lessor’s then-standard form of SNDA for the benefit of Tenant.

17.          ASSIGNMENT AND SUBLEASE.

A.            Consent Required. Tenant shall not, without the prior consent of Landlord in each case, (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant’s interest in this Lease, (ii) grant or allow any lien or encumbrance, by operation of law or otherwise, upon any part of Tenant’s interest in this Lease, (iii) sublet all or any part of the Premises, or (iv) permit anyone other than Tenant or a Permitted Transferee, and their respective officers, employees, and agents to occupy any part of the Premises. Landlord may withhold its consent to any assignment or sublease (and the same shall be deemed reasonable) if Tenant is in default under this Lease, if the proposed assignee or sublessee is a tenant or subtenant in the Project or an affiliate or such a tenant or subtenant and Landlord has space available in the Building for such tenant, subtenant or affiliate, as the case may be, or if the financial responsibility, nature of business, or character of the proposed assignee or subtenant are not all reasonably satisfactory to Landlord, or if the proposed assignee or sublessee is a governmental entity or agency. Landlord will not otherwise unreasonably withhold its consent on any other basis to such an assignment or subletting. Landlord shall notify Tenant of its consent or its withholding of consent within ten (10) business days after Landlord’s receipt of Tenant’s request for such consent, together with all other documentation required hereunder in connection therewith. No consent granted by Landlord shall relieve Tenant of any of its obligations under this Lease, nor shall it be deemed to be a consent to any subsequent assignment or transfer, lien or encumbrance, sublease, or occupancy. Tenant shall pay all of Landlord’s reasonable attorneys’ fees and other expenses incurred in connection with any consent requested by Tenant or in reviewing any proposed assignment or subletting. Any assignment or transfer, grant of lien or encumbrance, or sublease or occupancy without Landlord’s prior written consent shall be void.

B.            Recapture. In addition to withholding its consent as set forth above, except in the case of an assignment or subletting to a Permitted Transferee, Landlord shall have the right to terminate this Lease as to that portion of the Premises which Tenant seeks to sublet or as to which Tenant seeks to assign its rights under this Lease, whether by Tenant requesting Landlord’s consent thereto or otherwise. Landlord may exercise such right to terminate, if at all, by giving written notice to Tenant within ten (10) business days after Landlord’s receipt of Tenant’s request for such consent, together with all other documentation required hereunder in connection therewith; provided, if Landlord notifies Tenant that Landlord elects to exercise this recapture right, Tenant may, within five (5) business days of its receipt of Landlord’s recapture notice, notify Landlord in writing that Tenant withdraws its request to sublease or assign, in which case Tenant shall continue to lease all of the Premises, subject to the terms of this Lease, and Landlord’s recapture notice shall be null and void. If Landlord exercises such right to terminate, Landlord shall be entitled to recover possession of, and Tenant shall surrender, such portion of the Premises on the later of (i) the proposed date for possession by such assignee or subtenant, or (ii) ninety (90) days after the date of Landlord’s notice of termination to Tenant. In the event Landlord terminates this Lease as to a part of the Premises only, then Base Rent and Tenant’s Proportionate Share shall be equitably reduced on a per square foot basis and Tenant shall (x) upon demand by Landlord pay to Landlord the reasonable cost to physically divide and separate the parts of the Premises, including cost of demising walls, separate entryways, and separation of all Building systems serving the Premises, (y) upon demand pay to Landlord a percentage of the amount payable under clause (x) above to reimburse Landlord for all overhead, general conditions, fees, and other costs and expenses arising from Landlord’s involvement in such work, as if such work were “Work” under Section 5 above, and (z) execute and deliver to Landlord such amendments to this Lease as Landlord may reasonably require to (aa) evidence the partial termination of this Lease, and (bb) adjust Base Rent and other sums payable for the remainder of the Premises.

C.            Procedure. Tenant shall notify Landlord of any proposed assignment or sublease at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed assignee or subtenant, an execution copy of the proposed assignment or sublease, and reasonably sufficient information to permit Landlord to determine the financial responsibility and character of the proposed assignee or subtenant. As a condition to any effective assignment of this Lease, the assignee shall execute and deliver in form satisfactory to Landlord at least ten (10) days prior to the effective date of the assignment, an assumption of all of the obligations of Tenant under this Lease. As a condition to any effective sublease, subtenant shall execute and deliver in form satisfactory to Landlord at least ten (10) days prior to the effective date of the sublease, an agreement to comply with all of Tenant’s obligations under this Lease with respect to the subleased premises, and at Landlord’s option, an agreement (except for the economic obligations which subtenant will undertake directly to Tenant) to attorn to Landlord under the terms of the sublease in the event this Lease terminates before the sublease expires.

D.            Change of Management or Ownership. Except in the case of a Permitted Transferee, or if Tenant is a publicly traded corporation, any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in fifty percent (50%) or more of the ownership interest in Tenant shall constitute an assignment of this Lease.

E.            Excess Payments. If Tenant shall assign this Lease or sublet any part of the Premises for consideration in excess of the pro-rata portion of Rent applicable to the space subject to the assignment or sublet, then Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of any such excess, after first deducting any reasonable costs and expenses incurred by Tenant in connection with such assignment or sublease (which costs and expenses shall be amortized over the term of such assignment or sublease), promptly upon receipt.

F.             Permitted Transfers. Notwithstanding anything contained in this Section 17 to the contrary, Tenant shall have the right, upon written notice to Landlord not less than ten (10) days prior to such transfer and without Landlord’s consent, to assign this Lease or sublet all or any portion of the Premises to a Permitted Transferee (as hereinafter defined), provided that such assignment or subletting shall not relieve Tenant of its primary responsibility for the performance of all obligations of Tenant hereunder, and in the event of an assignment to a Permitted Transferee, such Permitted Transferee assumes in a written agreement reasonably acceptable to Landlord the obligations of Tenant hereunder, and in the event of a sublease, such sublease is governed by a written form of sublease reasonably acceptable to Landlord, and in either case, a fully-executed copy of such assumption or sublease, as the case may be, is provided to Landlord concurrently with the notice of such transfer required hereunder. As used herein, a “Permitted Transferee “ shall mean (i) any entity owned, controlled by, or under common control with Tenant, (ii) any parent, subsidiary, operating division, or affiliate of Tenant, (iii) any entity which is under common ownership or control with Tenant, (iv) any entity into which Tenant is merged or consolidated or which consolidates into Tenant, or (v) any entity which acquires all or substantially all of the assets and liabilities of Tenant (including without limitation all of Tenant’s right, interest and liability under this Lease); provided, in each case (except, in the case of items (i), (ii), or (iii) above, to the extent that Tenant remains in existence following such assignment or subletting), the net worth of such entity is not less than the net worth of Tenant as of the date of this Lease.

18.          CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, except the obligation to return to Tenant any Security Deposit not delivered to its transferee, and Tenant shall look solely to Landlord’s successors for performance of such obligations. This Lease shall not be affected by any such transfer.

19.          ESTOPPEL CERTIFICATE. Tenant shall, within ten (10) business days of receiving a request from Landlord, execute and deliver to Landlord or its designee a commercially reasonable certificate stating, subject to a specific statement of any applicable exceptions, that this Lease, as amended to date, is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of Tenant’s knowledge, Landlord has not committed any uncured defaults and Tenant has no offsets or claims. Tenant may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by Landlord, and such other factual matters as may be reasonably requested. Failure to deliver such statement within the time required shall be deemed a default by Tenant hereunder (and shall not be subject to any further notice or cure rights).

20.          SECURITY DEPOSIT. [Intentionally Omitted]

21.          FORCE MAJEURE. Neither Landlord nor Tenant shall be in default under this Lease to the extent Landlord or Tenant, as the case may be, is unable to perform any of its obligations on account of any strike or labor problem, energy shortage, terrorist acts, acts of war, civil unrest, governmental pre-emption or prescription, national emergency, or any other cause of any kind beyond the reasonable control of Landlord or Tenant, as the case may be (“Force Majeure”); provided, Tenant’s obligation to pay Base Rent, Operating Cost Share Rent, Tax Share Rent, and other sums hereunder shall in no event be subject to excuse or delay as a result of Force Majeure.

22.          TENANT’S PERSONAL PROPERTY AND FIXTURES. [Intentionally Omitted]

23.          NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

A.            Landlord. To Landlord as follows:

Teachers Insurance and Annuity

Association of America

c/o Jones Lang LaSalle

Office of the Building

One South Wacker Drive

Suite 2285

Chicago, Illinois 60606

Attn: General Manager

With a copy to:

Teachers Insurance and Annuity

Association of America

c/o TIAA-CREF

Global Real Estate

730 Third Avenue, 4th Floor

New York, New York 10017

Attn: Laura M. Palombo

or to such other person at such other address as Landlord may designate by notice to Tenant.

B.            Tenant. To Tenant at the address stated in the Schedule, or to such other address as Tenant may designate by notice to Landlord.

Mailed notices shall be sent by United States certified or registered mail (proper postage prepaid and return receipt requested), or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or five (5) business days after posting in the United States mail in the case of registered or certified mail, and one (1) business day in the case of overnight courier.

24.          QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord.

25.          REAL ESTATE BROKER. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for Jones Lang LaSalle Americas (Illinois), L.P. (“Landlord’s Broker”) and Tenant’s broker listed in the Schedule, if any (“Tenant’s Broker”), and no other broker engaged by, or otherwise claiming to have been engaged by, Tenant is in any way entitled to any broker’s fee or other payment in connection with this Lease. Tenant shall indemnify and defend Landlord against any claims by any broker or third party engaged by, or otherwise claiming to have been engaged by, Tenant, other than Landlord’s Broker and Tenant’s Broker, for any payment of any kind in connection with this

Lease. It is further acknowledged and agreed that Landlord shall be responsible for the payment of not more than one (1) commission in connection with this Lease, which commission shall be payable to Landlord’s Broker pursuant to such separate commission agreement as Landlord and Landlord’s Broker may have, and which commission may be shared between Landlord’s Broker and Tenant’s Broker pursuant to such separate commission sharing agreement as Landlord’s Broker and Tenant’s Broker may have.

26.          MISCELLANEOUS.

A.            Successors and Assigns. Subject to the limits on Tenant’s assignment contained in Section 7, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

B.            Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand, Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within thirty (30) days of Tenant’s receipt of Landlord’s statement.

C.            Meaning of “Landlord”, “Re-Entry”, “including”, and “Affiliate”. The term “Landlord” means only the owner of the Project and the lessor’s interest in this Lease from time to time. The words “re-entry” and “re-enter” are not restricted to their technical legal meaning. The words “including” and similar words shall mean “without limitation”. The word “affiliate” shall mean a person or entity controlling, controlled by or under common control with the applicable entity. “Control” shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

D.            Time of the Essence. Time is of the essence of each provision of this Lease.

E.            No Option. This document shall not be effective for any purpose until it has been executed and delivered by both parties; execution and delivery by one party shall not create any option or other right in the other party.

F.             Severability. The unenforceability of any provision of this Lease shall not affect any other provision.

G.            Governing Law. This Lease shall be governed in all respects by the laws of Illinois, without regard to the principles of conflicts of laws.

H.            Lease Modification. Tenant agrees that this Lease may be modified in any reasonable manner requested by a mortgagee so long as such modification (i) does not cause increased expense to Tenant or otherwise materially or adversely affect Tenant’s interests under this Lease, and (ii) is otherwise reasonably acceptable to Tenant.

I.             No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

J.             Landlord’s Right to Cure. If Landlord breaches any of its obligations under this Lease, Tenant shall notify Landlord and shall take no action respecting such breach so long as

Landlord immediately begins to cure the breach and diligently pursues such cure to its completion. In the event of a default by Tenant which continues beyond any applicable notice and cure period hereunder, Landlord may cure such default by Tenant; any reasonable expenses incurred by Landlord in connection therewith shall become Additional Rent due from Tenant on demand by Landlord.

K.            Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

L.            Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

M.           Landlord’s Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

N.            Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

O.            Landlord’s Title. Landlord’s title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord’s title.

P.             Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Land, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

Q.            Consents. Neither party shall unreasonably withhold or delay any consent or approval required under this Lease, except as specifically permitted in this Lease.

R.            Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

S.             No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

T.            Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

U.            No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

V.            Survival. All obligations of Landlord and Tenant accruing under this Lease during the Term hereof shall survive the termination of this Lease.

W.           Rent Not Based on Income. No rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

X.            Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees, the building manager of the Project, or third parties hired by the Landlord or the building manager. Upon the request of Landlord, Tenant shall enter into a contract approved by Landlord and reasonably acceptable to Tenant, in each case as to form and content, with the building manager of the Project or third parties designated by Landlord for the furnishing of such services, provided that no such contract shall require Tenant to make more payments or accept fewer services than Tenant is entitled to under this Lease.

Y.            Interest on Late Payments. Interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2.D(3).

Z.            OFAC and Anti-Money Laundering Compliance Certifications. Tenant hereby represents, certifies and warrants to Landlord as follows: (i) Tenant is not named by, and is not acting, directly or indirectly (provided, Tenant shall not be deemed to be “acting” for purposes hereof by virtue of Tenant’s representation of its clients in the ordinary course of Tenant’s business so long as Tenant has no actual knowledge that such clients are then in violation of the provisions hereof), for or on behalf of any person, group, entity or nation named by, any Executive Order, including without limitation Executive Order 13224, or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enacted, enforced or administered by the Office of Foreign Assets Control (“OFAC”); (ii) Tenant is not engaged in this transaction, directly or indirectly, for or on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity or nation; and (iii) none of the proceeds used to pay Rent have been or will be derived from a “specified unlawful activity” as defined in, and Tenant is not otherwise in violation of, the Money Laundering Control Act of 1986, as amended, or any other applicable Laws regarding money laundering activities. Furthermore, Tenant agrees to immediately notify Landlord if Tenant was, is, or in the future becomes a “senior foreign political figure”, or an immediate family member or close associate of a “senior foreign political figure”, within the meaning of Section 312 of the USA PATRIOT Act of 2001. Notwithstanding anything in this Lease to the contrary, Tenant acknowledges and agrees that this Lease is a continuing transaction and that the foregoing representations, certifications and warranties are ongoing and shall be and remain true and in full force and effect on the date hereof and throughout the Term of the Lease (and any extension thereof) and that any breach thereof shall be a default under the Lease (not subject to any notice or cure period) giving rise to Landlord’s remedies, including but not limited to forcible eviction, and Tenant hereby agrees to defend, indemnify and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, fines, penalties, forfeitures and expenses (including without limitation costs and attorneys’ fees)

arising from or related to any breach of the foregoing representations, certification and warranties.

AA.         Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants, and agreements contained in this Lease, shall peaceably and quietly have, hold, and enjoy the Premises during the Term hereof. Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant, or any third party that may interfere with Tenant’s use and enjoyment of the Premises.

27.          UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any commercially reasonable amendment proposed by Landlord to avoid such income, so long as such amendment does not require Tenant to make more payments or accept fewer services from Landlord than this Lease otherwise provides.

28.          HAZARDOUS MATERIALS. A. Tenant shall not transport, use, store, maintain, generate, manufacture, handle, dispose, release, discharge, spill or leak any “Hazardous Material” (as defined below), or permit Tenant’s employees, agents, contractors, or other occupants of the Premises to engage in such activities on or about the Project. However, the foregoing provisions shall not prohibit the transportation to and from, and use, storage, maintenance and handling within, the Premises of substances customarily and lawfully used in the business which Tenant is permitted to conduct in the Premises under this Lease, but only as an incidental and minor part of such business, provided: (i) such substances shall be properly labeled, contained, used and stored only in small quantities reasonably necessary for such permitted use of the Premises and the ordinary course of Tenant’s business therein, strictly in accordance with applicable Laws and the manufacturers’ instructions therefor, and as Landlord shall reasonably require, (ii) Tenant shall provide Landlord with ten (10) business days’ advance notice and current Material Safety Data Sheets (“MSDSs”) therefor, (iii) such substances shall not be disposed of, released, discharged or permitted to spill or leak in or about the Premises or the Project (and under no circumstances shall any Hazardous Material be disposed of within the drains or plumbing facilities in or serving the Premises or Project or in any other public or private drain or sewer, regardless of quantity or concentration), (iv) if any applicable law or Landlord’s trash removal contractor requires that any such substances be disposed of separately from ordinary trash, Tenant shall make arrangements at Tenant’s expense for such disposal in approved containers directly with a qualified and licensed disposal company at a lawful disposal site, (v) any remaining such substances shall be completely, properly and lawfully removed from the Premises and the Project upon expiration or earlier termination of this Lease, and (vi) for purposes of removal and disposal of any such substances, Tenant shall be named as the owner, operator and generator, shall obtain a waste generator identification number, and shall execute all permit applications, manifests, waste characterization documents and any other required forms.

B.            Tenant shall immediately notify Landlord of: (i) any inspection, enforcement, cleanup or other regulatory action taken or threatened by any regulatory authority with respect to any Hazardous Material on or from the Premises or the migration thereof from or to other property, (ii) any demands or claims made or threatened by any party relating to any loss or injury claimed to have resulted from any Hazardous Material on or from the Premises, (iii) any release, discharge, spill, leak, disposal or transportation of any Hazardous Material on or from the Premises in violation of this Section 28, and any damage, loss or injury to persons, property or business resulting or claimed to have resulted therefrom, and (iv) any matters where Tenant is required by law to give a notice to any regulatory authority respecting any Hazardous Materials on or from the Premises. Landlord shall have the right (but not the obligation) to notify regulatory authorities concerning actual and claimed violations of this Section 28. Tenant shall, promptly following written request from time to time, provide Landlord with copies of all MSDSs, permits, approvals, non-privileged memos, reports, non-privileged correspondence, complaints, demands, claims, subpoenas, requests, remediation and cleanup plans, and all papers of any kind filed with or by any regulatory authority and any other books, records or items pertaining to Hazardous Materials that are subject to the provisions of this Section 28 (collectively referred to herein as “Tenant’s Hazardous Materials Records”).

C.            If any Hazardous Material is released, discharged or disposed of, or permitted to spill or leak, in violation of the foregoing provisions, Tenant shall immediately and properly clean up and remove the Hazardous Materials from the Premises, Project and any other affected property and clean or replace any affected personal property (whether or not owned by Landlord) in compliance with applicable Laws and then prevailing industry practices and standards, at Tenant’s expense (without limiting Landlord’s other remedies therefor). Such clean up and removal work (“Tenant Remedial Work”) shall be considered Work under Section 5 hereof and subject to the provisions thereof, including Landlord’s prior written approval (except in emergencies), and any testing, investigation, feasibility and impact studies, and the preparation and implementation of any remedial action plan required by any court or regulatory authority having jurisdiction or reasonably required by Landlord. In connection therewith, Tenant shall provide documentation evidencing that all Tenant Remedial Work or other action required hereunder has been properly and lawfully completed (including a certificate addressed to Landlord from a environmental consultant reasonably acceptable to Landlord, in such detail and form as Landlord may reasonably require). If any Hazardous Material is released, discharged, disposed of, or permitted to spill or leak on or about the Project and is not caused by Tenant or other occupants of the Premises, or their agents, employees, transferees, or contractors, such release, discharge, disposal, spill or leak shall be deemed casualty damage under Section 9 hereof to the extent that the Premises and Tenant’s use thereof is affected thereby; in such case, Landlord and Tenant shall have the obligations and rights respecting such casualty damage provided under this Lease. Notwithstanding anything herein to the contrary, to the extent that any Hazardous Materials are existing in the base Building as of the date hereof in violation of applicable Environmental Laws, Landlord shall, to the extent required by applicable Environmental Laws, remove, abate, or contain such Hazardous Materials to the extent necessary to remedy such violation.

D.            The term “Hazardous Material” for purposes hereof shall include, but not be limited to: (i) any flammable, explosive, toxic, radioactive, biological, corrosive or otherwise hazardous chemical, substance, liquid, gas, device, form of energy, material, or waste or component thereof, (ii) petroleum-based products, diesel fuel, paints, solvents, lead, radioactive materials, cyanide, biohazards, medical, or infectious waste and “sharps”, printing inks, acids, DDT, pesticides, ammonia compounds, and any other items which now or subsequently are found to have an adverse effect on the environment or the health and safety of persons or animals or the presence of which require investigation or remediation under any law or governmental policy, and (iii) any item defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “regulated substance” or “toxic substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Clean Water Act, 33 U.S.C. §1251, et seq., Safe Drinking Water Act, 14 U.S.C. §300f, et seq., Toxic Substances Control Act, 15 U.S.C. §2601, et seq., Atomic Energy Act of 1954, 42 U.S.C. §2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time (collectively, “Environmental Laws”).

E.            Tenant shall pay, prior to delinquency, any and all fees, taxes (including excise taxes), penalties and fines arising from or based on Tenant’s activities involving Hazardous Material on or about the Premises or Project, and shall not allow such obligations to become a lien or charge against the Project or Landlord. If Tenant violates any provision of this Section 28 with respect to any Hazardous Materials, Landlord may: (i) require that Tenant immediately remove all Hazardous Materials from the Premises and discontinue using, storing and handling Hazardous Materials in the Premises, and/or (ii) pursue such other remedies as may be available to Landlord under this Lease or applicable law.

F.             Notwithstanding anything in this Section 28 to the contrary, (i) Landlord represents to Tenant that, to the best of Landlord’s knowledge as of the date hereof, Landlord has received no notice from any governmental entity or agency that the common areas of the Building contain Hazardous Materials in violation of applicable Environmental Laws, and (ii) in the event that any governmental entity or agency hereafter issues a violation notice as a result of Hazardous Materials in the common areas of the Building in violation of applicable Environmental Laws, Landlord shall be responsible for performing such removal, abatement, or containment work as may be required by applicable Environmental Laws at no cost or expense to Tenant.

29.          EXCULPATION. It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings, and agreements herein made on the part of any Landlord while in form purporting to be the representations, warranties, covenants, undertakings, and agreements of such Landlord are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings, and agreements by such Landlord, or for the purpose or with the intention of binding such Landlord personally, but are made and intended for the purpose only of subjecting such Landlord’s interest in the Premises and the Project to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by such Landlord (or default through, under or by any of the representatives, servants, employees, or representatives of such Landlord), Tenant shall look solely to the interests of such Landlord in the Premises and the Project; that no Landlord shall have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained; that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, Landlord, or Landlord’s property manager, employees, or representatives, on account of this Lease or on account of any representation, warranty, covenant, undertaking, or agreement of Landlord in this Lease contained, either express or implied. All such personal liability, if any, is hereby expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

30.          MANDATORY EXPANSION. Subject to the terms and provisions of this Section 30, Tenant shall be required to add to the Premises then being leased hereunder certain additional area commonly known as Suite 3325 comprising approximately 5,072 rentable square feet located on a portion of the thirty-third (33rd) floor of the Building (the “Suite 3325 Space”), but may elect, at Tenant’s sole option, to also add additional space comprising up to approximately 5,000 rentable square feet of additional area located on a portion of the thirty-third (33rd) floor of the Building (the Suite 3325 Space and, if Tenant so elects as aforesaid, any additional space so added hereunder are sometimes referred to hereinafter, collectively, as the “Expansion Space”), which Expansion Space is generally described and depicted on Appendix H attached hereto and made a part hereof, effective as of the earlier of (i) August 1, 2010, or (ii) the date on which Tenant takes occupancy thereof and commences conducting business therein (such date being referred to herein as the “Expansion Date”), subject to and in accordance with the following terms and conditions:

A.            In the event Tenant desires that the Expansion Space comprise more than the Suite 3325 Space, Tenant shall so notify Landlord by delivering written notice to Landlord of the Expansion Space rentable area desired by Tenant (the “Expansion Space Notice”) on or before, but not later than, January 1, 2009 (the “Expansion Space Notice Deadline”). Within thirty (30) days thereafter, Landlord and Tenant, each acting in good faith, shall agree upon a final rentable area, floor plan, and configuration applicable to the Expansion Space, which final rentable area, floor plan, and configuration shall be reasonably acceptable to Landlord. If Tenant fails to deliver Tenant’s Expansion Space Notice to Landlord by the Expansion Space Notice Deadline, or in the event that Landlord and Tenant fail to agree upon the final rentable area, floor plan, and configuration of the Expansion Space within the aforementioned 30-day period, Tenant shall be deemed to have elected that the Expansion Space comprise only the Suite 3325 Space. Time is of the essence in the giving of Tenant’s Exercise Notice hereunder. Landlord shall thereafter tender possession of the Expansion Space to Tenant no later than April 1, 2010 (provided, in the event that Landlord fails to tender possession of the Expansion Space to Tenant by April 1, 2010, the Expansion Date shall be delayed on a day-for-day basis for each day from and after April 1, 2010 during which Landlord fails to so tender possession of the Expansion Space to Tenant hereunder). In the event that Landlord hereafter leases all or any portion of the Expansion Space to third parties, (i) Landlord agrees that the term of demise of any such third party lease for the Expansion Space shall expire not later than April 1, 2010, (ii) Landlord agrees to use commercially reasonable efforts to regain possession of such portion of the Expansion Space from such third parties and to tender possession of the same to Tenant on or before April 1, 2010 as aforesaid, and (iii) if Landlord is unable to so tender possession of the Expansion Space to Tenant by August 1, 2010, Tenant shall have the right to terminate its obligation to take the Expansion Space hereunder upon ten (10) days’ written notice to Landlord (and Landlord’s failure to so tender possession of the Expansion Space to Tenant within such 10-day period). Landlord represents to Tenant that, as of the date hereof, Landlord has entered into a lease amendment with the existing tenant of the Expansion Space which provides for the vacation and surrender of such Expansion Space to Landlord no later than April 1, 2010 (except for that portion of the Suite 3350 Space comprising approximately 1,027 rentable square feet and containing various telecommunications and other equipment, which space is currently under lease for a term expiring April 30, 2009).

B.            Once the final rentable area thereof has been determined, the Expansion Space shall be included in the Premises, subject to all of the terms and conditions of this Lease, as amended hereby, with the following exceptions and modifications:

(i)            The rentable area of the Premises shall be increased by the rentable area of the Expansion Space;

(ii)           Tenant’s Proportionate Share shall be increased to reflect the rentable area of the Expansion Space;

(iii)          The term of the demise covering the Expansion Space shall be commensurate with the Term (including any Extended Term, if applicable), or as the Term may be earlier terminated as elsewhere provided in this Lease;

(iv)          Tenant shall accept the Expansion Space in its “as is” condition and otherwise on the terms and conditions set forth in this Lease, except that Tenant shall be entitled to a prorated portion of the Construction Allowance in the amount of Fifty-Two and No/100 Dollars ($52.00) per rentable square foot of the Expansion Space;

(v)           Base Rent for the Expansion Space shall be at the then-escalated base rental rate set forth herein and applicable to the Premises;

(vi)          In addition to the Base Rent applicable thereto, Tenant shall be required to pay Operating Cost Share Rent, Tax Share Rent, Additional Rent, and any and all other sums due and payable by Tenant hereunder in connection with the Expansion Space in the manner set forth herein (and Tenant shall not be entitled to any rent abatement or other concessions in connection therewith); and

(vii)         Tenant’s obligation to pay Base Rent, Operating Cost Share Rent, Tax Share Rent, and Additional Rent with respect to the Expansion Space shall commence on the Expansion Date.

C.            Effective on the Expansion Date, the Expansion Space shall become a part of the Premises for all purposes of this Lease, and any reference in this Lease to the term “Premises” shall be deemed to refer to and include the Expansion Space, except as expressly provided otherwise herein.

D.            The terms and provisions of this Section 30 are personal to CRA International, Inc. and any Permitted Transferee and may, at Landlord’s sole election, not be applicable in the case of an assignment or sublease hereunder (other than an assignment or sublease to a Permitted Transferee). In addition, in the event that Tenant is in monetary or material non-monetary default beyond any applicable notice and cure period under any of the terms, covenants, or conditions of this Lease as of the Expansion Space Notice Deadline or the Expansion Date, as the case may be, Landlord, at Landlord’s sole election, may determine that the terms and provisions of this Section 30 shall no longer be applicable.

E.            Tenant agrees to execute and deliver to Landlord an amendment to this Lease setting forth the terms applicable to such Expansion Space within thirty (30) days following the delivery of such amendment to Tenant.

31.          EXTENSION OPTION. Subject to the terms and provisions of this Section 31, Tenant shall have and is hereby granted the one-time option (the “Extension Option”) to extend the Term of this Lease for the entirety of the Premises for one (1) additional period of five (5) years commencing on August 1, 2018 and ending on July 31, 2023 (such additional period being referred to herein as the “Extended Term”), which Extension Option shall be exercised, if at all, as follows:

A.            The Extension Option shall be exercised by Tenant by giving binding written notice (the “Extension Notice”) to Landlord on or before, but not later than, July 31, 2017 (the “Extension Option Exercise Date”‘). In the event that Tenant fails to deliver Tenant’s Extension Notice to Landlord on or before the Extension Option Exercise Date, Tenant shall be deemed to have irrevocably waived its Extension Option hereunder, and this Section 31 shall become null and void and of no further force or effect.

B.            The Extended Term shall be on the same terms, covenants, and conditions of this Lease, excluding the provisions of this Section 31 and the provisions of Sections 2.E, 30, 32, 33, and 35 hereof, and except for the Base Rent payable during the Extended Term. Tenant shall have no further right or option to extend the Term of this Lease beyond the Extended Term. Any termination of this Lease during the original Term hereof or during the Extended Term shall terminate all rights under this Section 31. In addition to the Base Rent as hereinafter provided, Tenant shall and hereby agrees to continue to pay to Landlord during the Extended Term Operating Cost Share Rent, Tax Share Rent, Additional Rent, and any and all other sums due and payable under the Lease in accordance with the provisions hereof.

C.            The Base Rent during the Extended Term shall be the Market Rental Rate (as hereinafter defined). “Market Rental Rate” shall mean the net rental, as of the date for which such Market Rental Rate is being calculated, per annum per rentable square foot for comparable space of comparable size for a similar term for fully credit-worthy tenants by reference to comparable space primarily in the Building, and secondarily in other buildings comparable to the Building in age and quality in the Chicago, Illinois marketplace, and taking into account any applicable market-based concessions and allowances, as well as any change in the Measurement Standard in the event of a remeasurement by Landlord pursuant to Section 2.D(2) hereof, but excluding those leases where the tenant has an equity interest in the property. Within thirty (30) days following Landlord’s receipt of the Extension Notice, Landlord shall advise Tenant in writing (“Landlord’s Notice”) of the Market Rental Rate at which Landlord is prepared to offer the Premises to Tenant for the Extended Term. In the event Tenant disagrees with Landlord’s determination of the Market Rental Rate, Tenant shall so advise Landlord by written notice at any time within ten (10) business days following Landlord’s Notice objecting to the Market Rental Rate proposed by Landlord and setting forth Tenant’s good faith estimate of the Market Rental Rate (and, in the event Tenant fails to so deliver Tenant’s objection within such 10- business day period, Tenant shall be deemed to have accepted Landlord’s determination of the Market Rental Rate as set forth in Landlord’s notice). Landlord and Tenant shall thereafter negotiate the Market Rental Rate in good faith for a period not to exceed thirty (30) days. In the event Landlord and Tenant, acting in good faith, are unable to agree on the Market Rental Rate within such 30-day period, the Market Rent Rate shall be determined as follows:

(i)            Landlord and Tenant, within seven (7) days after expiration of such 30-day period, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Market Rental Rate (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Market Rental Rate shall be the average of the two Estimates;

(ii)           If the Market Rental Rate is not so resolved by the exchange of Estimates (i.e., if the higher of such Estimates is more than one hundred five percent (105%) of the lower of such Estimates), Landlord and Tenant, within seven (7) days after the exchange of Estimates, shall each select a commercial real estate broker to determine which of the two Estimates most closely reflects the Market Rental Rate for the Extended Term. Each commercial real estate broker selected pursuant to this Section 31 shall (a) be a licensed commercial real estate broker in good standing, (b) have had at least ten (10) years experience within the previous fifteen (15) years as a commercial real estate broker working in the Chicago, Illinois marketplace, (c) have working knowledge of current rental rates and practices, and (d) not be affiliated with either Landlord or Tenant. Upon selection, Landlord’s and Tenant’s commercial real estate brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Market Rental Rate for the Extended Term. The Estimate chosen by such commercial real estate brokers shall be binding on both Landlord and Tenant as the Base Rent rate for the space in question;

(iii)          If either Landlord or Tenant fails to appoint a commercial real estate broker within the 7-day period referred to above, the commercial real estate broker appointed by the other party shall be the sole commercial real estate broker for the purposes hereof. If the two commercial real estate brokers cannot agree upon which of the two Estimates most closely reflects the prevailing market rental rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such 20-day period, the two (2) commercial real estate brokers shall select a third commercial real estate broker meeting the aforementioned criteria (or, if such two commercial real estate brokers are unable to select a third commercial real estate broker, such selection shall be made by the President of the Suburban Chicago chapter of BOMA). Once the third commercial real estate broker has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the third commercial real estate broker shall make his or her determination of which of the two Estimates most closely reflects the prevailing market rental rate and such Estimate shall be binding on both Landlord and Tenant as the Market Rental Rate for the space in question. If the third commercial real estate broker believes that expert advice would materially assist, such commercial real estate broker may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the third commercial real estate broker and of any experts retained by the third commercial real estate broker. Any fees of any commercial real estate broker, counsel or experts engaged directly by

Landlord or Tenant, however, shall be borne by the party retaining such commercial real estate broker, counsel or expert.

D.            The Extension Option is personal to CRA International, Inc. and any Permitted Transferee and may not be exercised by or for the benefit of any other party, nor shall such Extension Option extend to any assignee, subtenant, or any other party (other than a Permitted Transferee). It shall be a condition of Tenant’s right to exercise the Extension Option that (i) Tenant is not in monetary or material non-monetary default beyond any applicable notice and cure period under any of the terms, covenants, or conditions of this Lease at the time that Tenant delivers Tenant’s Extension Notice or upon the effective date of such Extension Option, and (ii) Tenant has not assigned this Lease, in whole or in part, or sublet all or any portion of the Premises (other than an assignment or sublease to a Permitted Transferee), at the time of delivery of Tenant’s Extension Notice or upon the effective date of such Extension Option.

E.            In the event that Tenant exercises such Extension Option hereunder, Tenant agrees to execute and deliver to Landlord an amendment to this Lease setting forth the terms of such Extension Option within thirty (30) days following the delivery of such amendment to Tenant.

32.          RIGHT OF FIRST REFUSAL. Subject to the terms and provisions of this Section 32, Tenant shall have and is hereby granted a right of first refusal (the “Right of First Refusal”) during the period commencing on the Commencement Date and ending on July 31, 2010 (the “First Refusal Period”) to add to the Premises then demised hereunder any rentable space located on the thirty-second (32nd) floor or the thirty-third (33rd) floor of the Building (each, a “ROFR Space”), but specifically excluding any of the Expansion Space described in Section 30 hereof, effective as of the Availability Date (as hereinafter defined) therefor, which Right of First Refusal shall be exercised, if at all, as follows:

A.            If, at any time during the First Refusal Period, Landlord and a third party offeror have come to agreement on the material terms of a letter of intent or lease proposal for the ROFR Space, or any portion thereof, such that Landlord is prepared to issue and execute a letter of intent or lease proposal therefor, or if Landlord has received a bona fide written offer or counteroffer from a third party offeror to lease the ROFR Space, or any portion thereof, Landlord shall give written notice thereof (the “ROFR Notice”), together with a copy of such letter of intent, lease proposal, or written offer, to Tenant, which ROFR Notice shall identify the ROFR Space, specify the date on which such ROFR Space will be made available to Tenant for occupancy (the “Availability Date”), and all of the terms of such letter of intent, lease proposal, or offer, as the case may be. Tenant shall thereafter deliver written notice to Landlord of Tenant’s unconditional exercise of its Right of First Refusal to add the ROFR Space identified in the ROFR Notice on the terms and conditions set forth herein within, but in no event later than, five (5) business days following Tenant’s receipt of such ROFR Notice (“Tenant’s ROFR Exercise Notice”). If Tenant fails to deliver Tenant’s ROFR Exercise Notice to Landlord within such 5-business day period, or in the event Landlord and Tenant fail to thereafter enter into a lease amendment which adds the ROFR Space to the Premises on the terms provided herein within the time period set forth in Section 32.E below (other than by reason of Landlord’s failure to comply with its obligations under said Section 32.E hereof), Tenant shall be deemed to have irrevocably waived its Right of First Refusal hereunder with respect to the ROFR Space identified in the ROFR Notice, and

Tenant’s Right of First Refusal shall thereafter be deemed null, void, and of no further force or effect with respect to such ROFR Space; provided, in the event that Landlord fails to enter into a lease for such ROFR Space with such third party within six (6) months following Landlord’s ROFR Notice (which 6-month period shall be extended in the event that Landlord and such third party are then engaged in active good faith negotiations with respect to such ROFR Space), Tenant’s Right of First Refusal with respect to such ROFR Space shall be reinstated in accordance with the terms and provisions hereof. Time is of the essence in the giving of Tenant’s ROFR Exercise Notice hereunder.

B.            In the event Tenant validly exercises its Right of First Refusal hereunder, the ROFR Space shall be included in the Premises, subject to all of the terms and conditions of this Lease, as amended hereby, with the following exceptions and modifications:

(i)            The rentable area of the Premises shall be increased by the rentable area of the ROFR Space;

(ii)           Tenant’s Proportionate Share shall be increased to reflect the rentable area of the ROFR Space;

(iii)          The term of the demise covering the ROFR Space shall be as set forth in the ROFR Notice;

(iv)          Tenant shall accept the ROFR Space in the condition set forth in the applicable ROFR Notice, and Landlord shall not be obligated to perform any alterations, improvements, or additions thereto, or to provide any allowance or other concessions therefor, except as otherwise provided in the applicable ROFR Notice;

(v)           Base Rent for the ROFR Space shall be as set forth in the ROFR Notice;

(vi)          In addition to the Base Rent applicable thereto, Tenant shall be required to pay Operating Cost Share Rent, Tax Share Rent, Additional Rent, and any and all other sums due and payable by Tenant hereunder in connection with the ROFR Space in the manner set forth herein; and

(vii)         Provided Tenant validly exercises its Right of First Refusal hereunder in writing, Tenant’s obligation to pay Base Rent, Operating Cost Share Rent, Tax Share Rent, and Additional Rent with respect to the ROFR Space shall commence on the Availability Date set forth in the ROFR Notice.

C.            In the event Tenant exercises its Right of First Refusal as herein provided, the ROFR Space thereby added to the Premises shall become a part of the Premises for all purposes of this Lease, and any reference in this Lease to the term “Premises” shall be deemed to refer to and include any such ROFR Space, except as expressly provided otherwise herein.

D.            The Right of First Refusal is personal to CRA International, Inc. and any Permitted Transferee and may not be exercised by or for the benefit of any other party, nor shall such Right of First Refusal extend to any assignee, subtenant, or any other party (other than a Permitted Transferee). It shall be a condition of Tenant’s right to exercise the Right of First

Refusal that (i) Tenant is not in monetary or material non-monetary default beyond any applicable notice and cure period under any of the terms, covenants, or conditions of this Lease at the time that Tenant delivers Tenant’s ROFR Exercise Notice or upon the effective date of such Right of First Refusal, and (ii) Tenant has not assigned this Lease, in whole or in part, or sublet all or any portion of the Premises (other than an assignment or sublease to a Permitted Transferee), at the time of delivery of Tenant’s ROFR Exercise Notice or upon the effective date of such Right of First Refusal.

E.            In the event that Tenant exercises its Right of First Refusal hereunder, Tenant agrees to execute and deliver to Landlord an amendment to this Lease setting forth the terms of such Right of First Refusal within thirty (30) days following the delivery of such amendment to Tenant (and each of Landlord and Tenant agree to not unreasonably withhold, condition, or delay its review and execution of such amendment).

33.          RIGHT OF FIRST OFFER. Subject to the terms and provisions of this Section 33, and subject and secondary to the rights of existing tenants of the Project in effect as of the date of this Lease (as well as the right of Landlord to: (i) renew the lease of any existing tenant or occupant of the ROFO Space, or any portion thereof, or (ii) renew the lease of any future tenant or occupant of the ROFO Space, or any portion thereof, for which Tenant has failed to exercise its Right of First Offer hereunder), in the event that any rentable space located on the thirty-third (33rd) floor of the Building (such space being referred to herein as the “ROFO Space”) becomes available for leasing by third parties, Tenant shall have and is hereby granted the right (the “Right of First Offer”) to add such ROFO Space to the Premises demised hereunder in accordance with the terms and provisions of this Section 33.

A.            Subject to the foregoing, at such time as any such ROFO Space becomes available for leasing by third parties, Landlord shall notify Tenant in writing (the “ROFO Notice”) of the availability of the ROFO Space, including a description of the ROFO Space, the term applicable thereto, and the Base Rent applicable thereto (which Base Rent shall be established by Landlord at the applicable Market Rental Rate for such ROFO Space, as determined by Landlord). Tenant shall thereafter have ten (10) days following such ROFO Notice from Landlord within which to notify Landlord in writing of Tenant’s desire to add the ROFO Space to the Premises on the terms outlined in the ROFO Notice (“Tenant’s ROFO Exercise Notice”). In the event Tenant fails to so notify Landlord of its acceptance of such offer within such 10-day period, or in the event Landlord and Tenant fail to thereafter enter into a lease amendment which adds the ROFO Space to the Premises on the terms provided herein within the time period set forth in Section 33.E below (other than by reason of Landlord’s failure to comply with its obligations under said Section 33.E hereof), Landlord may thereafter lease such ROFO Space to any other third party on such terms and conditions as Landlord shall deem appropriate in Landlord’s sole and absolute discretion, Tenant’s Right of First Offer with respect to such ROFO Space shall become null and void, and Tenant shall have no further right or interest in or to such ROFO Space; provided, in the event that Landlord fails to enter into a lease for such ROFO Space with a third party within nine (9) months following Landlord’s ROFO Notice (which 9-month period shall be extended in the event that Landlord is then engaged in active good faith negotiations with a prospective third party tenant for such ROFO Space), then Tenant’s Right of First Offer with respect to such ROFO Space shall be reinstated in accordance with the terms and provisions hereof.

B.                                    In the event Tenant validly exercises its Right of First Offer hereunder, the ROFO Space shall be added to and included in the Premises, subject to all of the terms and conditions of the Lease, as amended hereby, with the following exceptions and modifications:

(i)                                     The rentable area of the Premises shall be increased by the rentable area of the ROFO Space;

(ii)                                  Tenant’s Proportionate Share shall be increased to reflect the rentable area of such ROFO Space;

(iii)                               The term of the demise covering such ROFO Space shall commence on the date such ROFO Space is tendered to Tenant and shall thereafter be coterminous with the Term (including any Extended Term, if applicable), or as the Term may be earlier terminated as elsewhere provided in this Lease;

(iv)                              Tenant shall accept the ROFO Space in its “as is” condition and otherwise on the terms and conditions set forth in this Lease;

(v)                                 Base Rent for the ROFO Space shall be as set forth in the ROFO Notice; and

(vi)                              In addition to the Base Rent applicable thereto, Tenant shall be required to pay Operating Cost Share Rent, Tax Share Rent, and Additional Rent in connection with the ROFO Space in accordance with the terms and provisions of this Lease or as otherwise set forth in the ROFO Notice.

C.                                    In the event Tenant exercises its Right of First Offer as herein provided, the ROFO Space thereby added to the Premises shall become a part of the Premises for all purposes of this Lease, and any reference in this Lease to the term “Premises” shall be deemed to refer to and include any such ROFO Space, except as expressly provided otherwise herein.

D.                                    The Right of First Offer is personal to CRA International, Inc. and any Permitted Transferee and may not be exercised by or for the benefit of any other party, nor shall such Right of First Offer extend to any assignee, subtenant, or any other party (other than a Permitted Transferee). It shall be a condition of Tenant’s right to exercise the Right of First Offer that (i) Tenant is not in monetary or material non-monetary default beyond any applicable notice and cure period under any of the terms, covenants, or conditions of this Lease at the time that Tenant delivers Tenant’s ROFO Exercise Notice or upon the effective date of such Right of First Offer, and (ii) Tenant has not assigned this Lease, in whole or in part, or sublet all or any portion of the Premises (other than an assignment or sublease to a Permitted Transferee), at the time of delivery of Tenant’s ROFO Exercise Notice or upon the effective date of such Right of First Offer.

E.                                     In the event that Tenant exercises its Right of First Offer hereunder, Tenant agrees to execute and deliver to Landlord an amendment to this Lease setting forth the terms of such Right of First Offer within thirty (30) days following the delivery of such amendment to Tenant.

34.                               SIGNAGE.

A.                                    Subject to the terms and provisions of this Section 34, so long as Tenant (or any Permitted Transferee) is then leasing and occupying not less than 36,570 rentable square feet in the Building and is then utilizing the Premises for the purposes permitted hereunder, and provided further that Tenant (or any Permitted Transferee) is not then in monetary or material non-monetary default beyond any applicable notice and cure period under any of the terms or provisions of this Lease, Tenant shall have the non-exclusive right and license during the Term (and the Extended Term, if applicable) hereof, but subject to Landlord’s termination rights as hereinafter set forth, to place and maintain one (1) entry on the Building’s existing exterior monument sign located outside of the Building at the corner of Madison Street and Wacker Drive (the “Monument Sign”) reflecting Tenant’s corporate logo and/or name (collectively, the “Tenant Identification Sign”). The location, size, color, and design of such Tenant Identification Sign shall be subject at all times to any and all applicable Laws and required governmental approvals, and the location, size, color, and design of the Tenant Identification Sign shall be further subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed so long as such Tenant Identification Sign complies with all applicable Laws and is otherwise consistent with the appearance and architectural integrity of the Project and Building standards in effect from time to time. The Tenant Identification Sign (i) shall be installed, maintained, and repaired by Landlord at Tenant’s sole cost and expense, (ii) shall be subject to, and shall at all times conform and comply with, any and all applicable Laws, (iii) shall be substantially similar to, but no more prominent than, the signage of other tenants of the Project appearing on such Monument Sign, and (iv) shall be, upon the expiration or earlier termination of this Lease or of Tenant’s right to maintain the Tenant Identification Sign hereunder, removed by Landlord, and any affected areas of the Monument Sign, the Building, and the Project restored and repaired by Landlord, all at Tenant’s sole cost and expense, and Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection therewith within thirty (30) days following Landlord’s invoice therefor. All signage rights granted to Tenant hereunder are personal to CRA International, Inc. and any Permitted Transferee and may not be assigned, conveyed, or otherwise transferred to any assignee, subtenant, or any other party (other than a Permitted Transferee).

B.                                    The term of such license shall commence on the Commencement Date hereunder and shall continue until (i) the expiration or earlier termination of this Lease or Tenant’s right to possession hereunder, or (ii) such earlier date as Landlord may elect, in Landlord’s sole and absolute discretion, to terminate Tenant’s right to maintain the Tenant Identification Sign hereunder, which termination right may be exercised by Landlord at any time, in Landlord’s sole and absolute discretion, upon not less than thirty (30) days’ written notice to Tenant (provided, Landlord agrees that it shall not terminate Tenant’s right to maintain the Tenant Identification Sign hereunder for the purpose of granting signage rights on the Monument Sign to another tenant of the Building who will be leasing and occupying less square footage in the Building than the square footage of the Premises then being leased and occupied by Tenant hereunder). Tenant shall not make any alterations, improvements, modifications, or additions to the Tenant Identification Sign without Landlord’s prior written consent thereto in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed so long as such alterations, improvements, or additions are consistent with Building standards in effect from time to time, and otherwise conform with applicable Laws.

C.                                    In addition to the Tenant Identification Signage, but subject to the applicable terms and provisions of the Lease, Tenant shall be entitled, at Tenant’s cost, to install and maintain during the Term hereof Building-standard suite identification signage at the entrance to the Premises, and lobby directory signage on the thirty-fourth (34th) floor. Tenant shall also be entitled to utilize up to Tenant’s Proportionate Share of directory strips on the Building’s main lobby directory at no additional cost to Tenant.

35.                               LANDLORD IMPROVEMENTS.

A.                                    Subject to the terms and provisions of this Section 35, Landlord shall construct or cause to be constructed the following base building improvements in connection with the Premises: (i) construction of a Building-standard common corridor on the thirty-third (33rd) floor of the Building separating and demising that portion of the Premises comprising the 33rd Floor Space (and the finishes for such common corridor shall be substantially similar to the finishes for the existing common corridor located on the twenty-second (22nd) floor of the Building); (ii) renovation of the common area restrooms located on the thirty-third (33rd) floor of the Building (and the finishes for such restroom work shall be substantially similar to the finishes for the existing common area restrooms located on the twenty-second (22nd) floor of the Building) (the “33rd Floor Restroom Work”); (iii) provision of electrical service and meter housing to each of the thirty-third (33rd) and thirty-fourth (34th) floors of the Building; (iv) cleaning, repair, and replacement, if necessary, of the existing window blinds located within the Premises; (v) installation of Building-standard doors for stairwells, restrooms, and electrical, mechanical, janitor, and telephone rooms; (vi) provision of a main medium pressure loop for air distribution; (vii) repair of any existing V.A.V. boxes that are not in working order; and (viii) provision of existing sprinkler system with sprinkler heads installed and operational (provided, Landlord shall have no responsibility for any relocation or modification of any such sprinkler heads) (collectively, the “Landlord Improvements”). Landlord shall construct the Landlord Improvements at Landlord’s sole cost and expense utilizing Building-standard qualities and quantities of materials and finishes. Landlord shall use commercially reasonable efforts to substantially complete the Landlord Improvements by August 1, 2008, subject to Force Majeure, applicable Laws, and delays attributable to the acts or omissions of Tenant or Tenant’s officers, agents, employees, or contractors (it being understood and agreed that Landlord shall be commencing such Landlord Improvements within a reasonable time following the full execution and delivery of this Lease by each of Landlord and Tenant, and that Landlord shall thereafter diligently pursue the completion of such Landlord Improvements during and in conjunction with Tenant’s performance of the initial Tenant’s Work, and each of Landlord and Tenant agree to reasonably cooperate with the other party hereto in connection with the performance and completion of their respective construction obligations hereunder).

B.                                    With respect to that portion of the Landlord Improvements comprising the 33rd Floor Restroom Work, Landlord shall be responsible for causing such 33rd Floor Restroom Work to be performed in substantial compliance with applicable ADA requirements in effect as of the date hereof. In the event that any governmental entity or agency subsequently issues a violation notice with respect to such 33rd Floor Restroom Work citing the same as being in violation of applicable ADA requirements in effect as of the date hereof, Landlord shall be responsible for curing such violation(s) at Landlord’s sole cost and expense.

C.                                    In addition to the foregoing Landlord Improvements, Landlord shall, upon the request of Tenant promptly following Tenant’s completion of Tenant’s Work therein and the removal by Tenant of any and all construction debris, materials, equipment, trash, and dust therein, perform a Building-standard cleaning of the Premises (it being understood and agreed that such cleaning shall be consistent with the janitorial services customarily provided by Landlord to office tenants of the Building, and in no event shall Landlord be required to remove, clean, or dispose of any such construction debris, materials, equipment, trash, or dust, the same being the sole responsibility of Tenant hereunder).

36.                               PARKING. Subject to the terms and provisions of this Section 36, Landlord shall make available for use by Tenant during the Term of this Lease two (2) unreserved parking spaces in the Building’s existing parking garage. Tenant shall pay the operator of such parking garage (the “Garage Operator”) for each of the foregoing parking spaces at the Building standard monthly rates charged to third parties therefor from time to time, which Building standard monthly rates are currently $390.00 per space per month (and which Building standard monthly rates are subject to increase from time to time during the Term hereof, and any extension thereof). Except as specifically provided in this Section 36, nothing in this Lease shall be construed as granting to Tenant or its officers, agents, customers, patrons, invitees, visitors, or employees a right to park any cars or other vehicles in any parking facilities in or about the Building, except on such terms and conditions as such parking facility shall be made available to the general public. If required by Landlord or the Garage Operator, Tenant shall enter into a separate parking agreement (the “Parking Agreement”) with Landlord or the Garage Operator, as the case may be, on the then-standard form of such parking agreement. Notwithstanding anything herein to the contrary, (i) in the event that Tenant has not entered into a Parking Agreement with respect to such parking spaces within six (6) months following the Commencement Date, Tenant shall be deemed to have surrendered and released any further right to use in the future any such spaces not so committed by Tenant, and Landlord shall thereafter have the right to lease such unused spaces to any other party desired by Landlord, and (ii) in no event shall Tenant be permitted to suspend any individual monthly Parking Agreement on more than one (1) occasion during the Term (and then for not more than one (1) month), failing which Tenant shall be deemed to have surrendered and released any further right to use in the future such space so surrendered by Tenant, and Landlord shall thereafter have the right to lease such space to any other party desired by Landlord.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA,
a New York corporation

By:	/s/ Laura M. Palombo
Print Name:	Laura M. Palombo
Print Title:	Director

2/27/08

TENANT:

CRA INTERNATIONAL, INC., a
Massachusetts corporation

By:	/s/ Wayne Mackie
Print Name:	Wayne Mackie
Print Title:	CFO

APPENDIX A

PREMISES PLAN

(attach floor plan depicting the Premises)

A-1

Exhibit "A"

WEST MADISON STREET
Suite 3325
ST-3310
Suite 3300
SOUTH WACKER DRIVE
Suite 3350
Suite 3375
WEST ARCADE PLACE

33rd Floor
10,374 RSF

WEST MADISON STREET
SOUTH WACKER DRIVE
34A
34B
Suite 3400
WEST ARCADE PLACE

34th Floor
26,196 RSF

APPENDIX B

CLEANING SPECIFICATIONS

GENERAL CLEANING

NIGHTLY - Monday through Friday, Building Areas 2nd through 39th floors:

1.                                      Sweep all resilient tile and hard surface floors with antibacterial impregnated sweeping cloths.

2.                                      Vacuum all carpets and rugs, moving light furniture other than desks, file cabinets, etc.

3.                                      Empty and clean all wastepaper baskets, receptacles, etc., and damp dust as necessary.

4.                                      Remove waste paper and waste materials to trash room using a special janitor carriage and dump into compactor unit and compact.

5.                                      Dust all furniture, including desks, chairs, and tables with specially treated cloths.

6.                                      Dust all exposed filing cabinets, bookcases, and shelves with specially treated cloths.

7.                                      Dust and sanitize all water fountains.

8.                                      Low dust all horizontal surfaces to hand height, including baseboards, sills, ledges, counters, and shelves.

9.                                      Dust low moldings, picture frames, and convectors.

10.                               Clean upper side of all furniture tops.

11.                               Spot clean all staircases.

12.                               Sweep all staircases.

13.                               Damp mop elevator lobbies and corridors.

14.                               Keep janitor slop sink and locker rooms in clean and orderly condition.

15.                               All lights shall be turned off after work is completed and floors are to be left in a neat and orderly condition.

NIGHTLY - Monday through Friday Concourse and Plaza Level:

1.                                      Sweep and mop all terrazzo floors; wax if needed.

2.                                      Wash floor mats as necessary.

3.                                      Clean cigarette urns and replace sand or water as necessary.

4.                                      Properly maintain floors of all elevator cabs. If carpeted, remove soluble spots which safely respond to standard spotting procedure without risk of injury to color or fabric.

5.                                      Vacuum all elevator door tracks.

6.                                      Dust and rub down elevator doors.

7.                                      Dust and rub down walls and metal work in cabs.

8.                                      Dust and rub down mail depository and building door signs.

9.                                      Wipe clean all metal doorknobs, kick plates, and directory signs.

10.                               Clean all exterior entrance door glass inside and outside.

LAVATORIES

NIGHTLY — Monday through Friday:

1.                                      Sweep and mop all ceramic tile floors with a germicidal solution. Vacuum all carpeting in lounges.

2.                                      Wash all basins, bowls, and urinals using a germicidal solution.

3.                                      Wash both sides of all toilet seats with a germicidal solution.

4.                                      Wash and polish all mirrors, powder shelves, and bright work, including flushometers, piping, and toilet seat hinges.

5.                                      Dust all partitions, tile walls and dispensers, and remove finger marks or smudges.

6.                                      Clean tables and chairs in lounge areas.

7.                                      Empty and clean paper towel and sanitary napkin receptacles.

8.                                      Wash receptacles with a germicidal solution.

9.                                      Fill toilet tissue holders, soap dispensers, towel dispensers, and sanitary napkin dispensers. Material to be furnished and paid for by Contractor and approved by Landlord.

10.                               Remove waste paper and refuse.

WEEKLY:

1.                                      Machine scrub and spray buff to remove scuff and heel marks in high traffic areas.

2.                                      Spot clean carpets.

3.                                      Remove fingerprints from doors, frames, handles and railings, light switches and push plates.

QUARTERLY:

1.                                      Do all high dusting, which includes all vertical surfaces, such as walls, partitions, drapes, Venetian blinds, and other surfaces not reached in nightly cleanings.

2.                                      Vacuum all grill and duct work.

3.                                      Machine scrub all ceramic floors in lavatories.

4.                                      In all lavatories, wash partitions, tile walls, and enamel surfaces with a proper disinfectant.

5.                                      All resilient tile throughout the building, except where scheduled otherwise, shall be scrubbed and refinished, using a neutral, low alkaline washing solution and synthetic slip resistant resin floor finish. All areas shall be buffed after they are refinished.

6.                                      All baseboards are to be wiped clean after each refinishing of floors.

7.                                      Special care is to be taken to assure that chrome on legs of metal furniture is wiped clean after each refinishing of floors.

8.                                      Use “pile lifter” on all carpeting.

9.                                      Vacuum upholstered furniture, drapes, etc.

ANNUALLY:

1.                                      Wash all electrical light fixtures.

APPENDIX C

RULES AND REGULATIONS

1.             No sign, lettering, picture, notice, or advertisements shall be placed on any outside window or in a position to be visible from outside the Premises and if visible from the outside or public corridors within the Building shall be installed in such manner and be of such character and style as Landlord shall approve in writing.

2.             Tenant shall not use the name of the Building for any purpose other than the Tenant’s business address; Tenant shall not use the name of the Building for Tenant’s business address after Tenant vacates the Premises; nor shall the Tenant use any picture or likeness of the Building in any circulars, notices, advertisements, or correspondence.

3.             No article which is explosive or inherently dangerous is allowed in the Building. No space heaters shall be permitted in the Building.

4.             Tenant shall not represent itself as being associated with the company or corporation by which the Building may be known or named.

5.             Sidewalks, entrances, passages, courts, corridors, halls, elevators, and stairways in and about the Premises shall not be obstructed.

6.             No animals (except for bona fide service animals for the disabled and properly installed and maintained fish tanks of a reasonable size, not to exceed 120 gallons), pets, bicycles, or other vehicles shall be brought or permitted to be in the Building or the Premises, except that bicycles may be stored in the parking garage.

7.             Room-to-room canvasses to solicit business from other tenants of the Building are not permitted; Tenant shall not advertise the business, profession, or activities of Tenant conducted in the Building in any manner which violates any code of ethics by any recognized association or organization pertaining to such business, profession, or activities.

8.             Tenant shall not waste electricity, water, or air-conditioning, and shall cooperate fully with Landlord to assure the most effective and efficient operation of the Building’s heating and air-conditioning systems. Tenant shall not permit the use of individual space heaters or any other freestanding air heating appliances or equipment.

9.             No locks or similar devices shall be attached to any door except by Landlord and Landlord shall have the right to retain a key to all such locks. Tenant may not install any locks without Landlord’s prior approval.

10.          Except during Tenant’s normal business hours, Tenant shall keep all doors to the Premises locked and other means of entry to the Premises closed and secured. All corridor doors shall remain closed at all times.

11.          Except with the prior approval of Landlord, all cleaning or maintenance work in and about the Premises shall be done only by authorized Building personnel or authorized Building contractors.

12.          The weight, size and location of safes, high-density filing systems, and other large, heavy articles shall be subject to Landlord’s approval, and shall be brought to the Building and into and out of the Premises at such times and in such manner as Landlord shall direct and at Tenant’s sole risk and cost. Prior to Tenant’s removal of any such articles from the Building, Tenant shall obtain written authorization of the Office of the Building and shall present such authorization to a designated employee of Landlord.

13.          Tenant shall not overload the safe capacity of the electrical wiring of the Building and the Premises or exceed the capacity of the feeders to the Building or risers.

14.          To the extent permitted by Law, Tenant shall not cause or permit picketing or other activity which would interfere with the business of Landlord or any other tenant or occupant of the Building, or distribution of written materials involving its employees in or about the Building, except in those locations and subject to time and other limitations as to which Landlord may give prior written consent.

15.          Tenant shall not cook or otherwise prepare or sell any food or beverages in or from the Premises or use the Premises for housing accommodations or lodging or sleeping purposes except that Tenant may install and maintain vending machines, coffee/beverage stations, food warming equipment, and eating facilities for the benefit of its employees or guests, provided that the same are maintained in compliance with applicable Laws and do not disturb other tenants in the Building with odor, refuse, or pests.

16.          Tenant shall not permit the use of any apparatus for sound production or transmission in such manner that the sound so transmitted or produced shall be audible or vibrations therefrom shall be detectable beyond the Premises; not permit objectionable odors or vapors to emanate from the Premises.

17.          No floor covering shall be affixed to any floor in the Premises by means of glues or other adhesive without Landlord’s prior written consent.

18.          Tenant shall at all time maintain the window blinds in the lowered position, though Tenant may keep the louvers open.

19.          Tenant shall only use the freight elevator for mail carts, dollies, and other similar devices for delivering material between floors that Tenant may occupy.

20.          No smoking, eating, drinking, loitering, or laying is permitted in the Common Area, including the area immediately surrounding the main Building entrance, except in designated areas.

21.          Landlord may require that all persons who enter or leave the Building identify themselves to security guards, by registration or otherwise. Tenant shall assume full responsibility for protecting the Premises, including keeping all doors to the Premises locked after the close of business.

22.          Tenant shall comply with all safety, fire protection, and evacuation procedures and regulations established by Landlord or any governmental agency and shall cooperate and participate in all reasonable security and safety programs affecting the Building.

APPENDIX D

WORKLETTER

This is the Workletter (“Workletter”) referred to in the foregoing lease (the “Lease”) made between CRA INTERNATIONAL, INC., a Massachusetts corporation, as tenant (“Tenant”), and TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation, as landlord (“Landlord”), relating to certain premises in the building commonly known as One South Wacker Drive, Chicago, Illinois. Capitalized terms used herein, unless otherwise defined in this Workletter, shall have the respective meanings assigned to them in the Lease.

For and in consideration of the agreement to lease the Premises and the mutual covenants contained herein and in the Lease, Landlord and Tenant agree as follows:

1.                                      Tenant’s Work. Except for the Landlord Improvements to the extent provided in the Lease, Tenant shall, at Tenant’s own cost and expense except for the Construction Allowance (as hereinafter defined), perform all work (“Tenant’s Work”) necessary or desirable to improve the Premises to a finished condition ready for the conduct of Tenant’s business therein. Tenant’s Work shall include, among other things, the following:

(a)                                 Electrical lighting, fixtures, and appliances.

(b)                                 Floor covering required by Tenant, if any, including any finishes for demising walls located within the Premises.

(c)                                  Ceiling modifications, repairs, or upgrades required by Tenant, if any.

(d)                                 Wall treatment required by Tenant, if any.

(e)                                  Fixtures, decorating, and furnishings required by Tenant.

(f)                                   Water lines, if any, required by Tenant, from then existing locations in the Premises to locations desired by Tenant.

(g)                                  Doors, door frames, and hardware.

(h)                                 Plumbing facilities, including fixtures required by Tenant.

(i)                                     Equipment and facilities for air conditioning and heating.

(j)                                    Door hardware and keying in accordance with the Building’s specifications and master keying system.

(k)                                 Other work to improve the Premises for occupancy which is required or desired by Tenant.

(l)                                     Post-construction final cleaning (except for the Building-standard cleaning to be provided by Landlord pursuant to Section 35 of the Lease).

Tenant’s Work shall be performed in accordance with Tenant’s Plans (defined in Section 3(b)(i) hereof) approved in advance by Landlord, and subject to the other terms and conditions of this Workletter and to the terms and conditions of the Lease. Tenant’s Work shall not affect the structure or systems of the Building except as may be expressly permitted by Landlord.

2.                                      Pre-Construction Documentation.

(a)                                 Within a reasonable time prior to the commencement of any portion of Tenant’s Work, Tenant shall submit the following information and items to Landlord:

(i)                                     The scheduled commencement date of construction of Tenant’s Work and the estimated date of completion of construction.

(ii)                                  An itemized statement of estimated construction cost, including permits and fees and architectural, engineering, and contracting fees (the “Estimated Cost of Tenant’s Work”).

(b)                                 All contracts with Tenant’s Contractors (as defined in Section 5(c) below) shall be subject to the prior written approval of Landlord (it being understood and agreed that Landlord may disapprove such contracts only to the extent that such contracts are inconsistent with the terms and provisions of the Lease or this Work Letter).

(c)                                  Tenant shall submit the following information and items to Landlord not less than five (5) days prior to commencement of construction of Tenant’s Work:

(i)                                     The names and addresses of Tenant’s Contractors. Landlord shall have the right to reasonably approve Tenant’s Contractors and Tenant shall employ as Tenant’s Contractors only those persons or entities on Landlord’s “approved” list from time to time.

(ii)                                  An updated itemized statement of estimated construction cost, including permits and fees and architectural, engineering, and contracting fees.

(iii)                               Certified copies of insurance policies or certificates of insurance as hereinafter described. Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(iv)                              A copy of the fully executed contract with each of Tenant’s Contractors.

(d)                                 Tenant will update such information and items by notice to Landlord of any changes.

3.             Submission of Drawings. Tenant shall comply with the following procedure for approval of Tenant’s Plans by Landlord:

(a)           On or before February 15, 2008, Tenant shall deliver to Landlord three (3) black-and-white prints and one (1) reverse sepia transfer of a preliminary conceptual layout of the Premises for use in evaluation of space utilization in the Premises (“Space Plan”) prepared by an architect licensed in the State of Illinois, selected by Tenant and reasonably approved by Landlord (“Tenant’s Architect”). Not more than seven (7) business days after receipt of the Space Plan, Landlord shall notify Tenant either of its approval thereof, or of the changes required. If Landlord notifies Tenant that changes are required, Tenant shall promptly thereafter submit to Landlord, for its approval, a Space Plan amended by Tenant and Tenant’s Architect in accordance with the changes so required. Landlord shall notify Tenant of its approval or disapproval of the amended Space Plan within five (5) business days of Landlord’s receipt thereof and Tenant shall have any changes to the Space Plan required by Landlord made promptly after the date Tenant receives notice thereof. If Landlord fails to respond to the Space Plan or any amended Space Plan, as the case may be, within the time period set forth above, Landlord shall be deemed to have approved the Space Plan or the amended Space Plan, as the case may be, and Tenant may proceed as if the Space Plan or amended Space Plan, as the case may be, has been so approved.

(b)           Promptly after the later of Landlord’s approval of the Space Plan and Landlord’s receipt of an amended Space Plan, as the case may be, Tenant shall deliver to Landlord for its approval, which approval shall not be unreasonably withheld, three (3) black-and-white prints and one (1) reverse sepia transfer of Tenant’s Plans prepared by Tenant’s Architect based on the approved Space Plan.

(i)            “Tenant’s Plans” means the plans and specifications (including architectural, mechanical, and electrical working drawings) for the supply, installation, and finishing in the Premises of Tenant’s Work, including without limitation all partitions; doors and hardware; ceilings; wiring, lights, and switches; heating, cooling, and ventilation equipment and controls; telephone and electrical outlets; floor covering; drapes; built-ins; plumbing and fixtures; fire protection, fire warning, and security systems; and other equipment and facilities attached to and forming part of the Building.

(ii)           Tenant’s Plans shall be prepared at Tenant’s sole cost and expense by Tenant’s Architect (subject to application of the Space Plan Allowance). Tenant shall pay all fees and costs of Landlord’s architect and engineer in reviewing the Space Plan, Tenant’s Plans, specifications, and drawings in the event such review is required by Landlord in its reasonable discretion.

(iii)          Not more than seven (7) business days after receipt by Landlord of the Tenant’s Plans, Landlord shall notify Tenant either of its approval thereof or of changes required, and of any modifications required. If Landlord notifies Tenant that changes are required, Tenant shall promptly submit to Landlord, for its approval, which approval shall not be unreasonably withheld, Tenant’s Plans amended by Tenant and Tenant’s Architect in accordance with the changes so required. Landlord shall notify Tenant of its approval or disapproval of the amended Tenant’s Plans within five (5)

business days after Landlord’s receipt thereof and Tenant shall have any changes to the Tenant’s Plans required by Landlord promptly made. If Landlord fails to respond to Tenant’s Plans or any amended Tenant’s Plans, as the case may be, within the time period set forth above, Landlord shall be deemed to have approved Tenant’s Plans or the amended Tenant’s Plans, as the case may be, and Tenant may proceed as if Tenant’s Plans or amended Tenant’s Plans, as the case may be, have been so approved. Upon Landlord’s notification to Tenant of approval by Landlord of Tenant’s Plans (or deemed approval as hereinabove provided), Tenant shall promptly submit Tenant’s Plans for pricing and to appropriate authorities for the issuance of a building permit.

(iv)             Approvals or disapprovals on behalf of Landlord may be given by Landlord, Landlord’s Building manager (“Manager”), or such architect or other representative as any of such persons may from time to time designate. Landlord shall give reasons for any disapproval. Landlord’s approval shall not constitute an assumption by Landlord of responsibility for the accuracy or sufficiency of Tenant’s Plans, for compliance with law or performance standards, or otherwise. Tenant shall submit any changes to Tenant’s Plans to Landlord for approval before commencing any work with respect to such changes. Unless otherwise agreed by Landlord, all drawings provided by Tenant hereunder shall be of uniform size not exceeding 30” x 42” and to a minimum scale of one eighth inch equals one foot.

4.             Delivery of Premises; Commencement of Tenant’s Work.

(a)           Landlord shall deliver the Premises to Tenant in their “as is” condition on or before April 1, 2008 (provided, Landlord shall use commercially reasonable efforts to tender possession of the Premises to Tenant prior to April 1, 2008 in the event that Landlord regains possession thereof from the existing tenant thereof prior to such date). Landlord represents to Tenant that, as of the date hereof, Landlord has entered into a lease amendment with the existing tenant of the Premises which provides for the vacation and surrender of the Premises to Landlord prior to April 1, 2008. All of the terms and provisions of the Lease shall be binding upon Tenant from and after the date on which Tenant takes possession of the Premises except that Rent shall accrue only from and after the Commencement Date.

(b)           No construction work shall be undertaken or commenced by Tenant in the Premises until:

(i)            Tenant’s Plans have been submitted to and approved by Landlord,

(ii)           all governmental approvals and permits required for the commencement of Tenant’s Work have been obtained by Tenant, and evidence thereof has been provided to Landlord,

(iii)          all required insurance coverages have been obtained by Tenant, and evidence thereof provided to Landlord,

(iv)          items required to be submitted to Landlord prior to commencement of construction of Tenant’s Work have been so submitted and have been approved, where required, and

(v)           Landlord has given written notice that the work can proceed, subject to such reasonable conditions as Landlord may impose. Landlord agrees to give such notice (and inform Tenant of such reasonable conditions (if any)) promptly after Tenant satisfies the requirements of subparagraphs 4(b)(i)-(v).

Notwithstanding anything herein to the contrary, in the event that Landlord fails to tender vacant possession of the Premises to Tenant by April 1, 2008, and Tenant is not reasonably able to commence the construction of Tenant’s Work hereunder as a result of such failure, then in such event Tenant shall so notify Landlord in writing, and if such failure continues for five (5) business days following Landlord’s receipt of such notice, the Commencement Date shall be delayed on a day-for-day basis for each day from and after April 1, 2008 during which Tenant is unable to commence the construction of Tenant’s Work as a result of Landlord’s failure to so tender vacant possession of the Premises to Tenant hereunder (with a corresponding extension of the Expiration Date, as well), except to the extent that any such delay is caused by the acts or omissions of Tenant or Tenant’s officers, agents, employees, or contractors. In addition to the foregoing, in the event that Landlord fails to tender vacant possession of the Premises to Tenant by June 1, 2008, and Tenant is not reasonably able to commence the construction of Tenant’s Work hereunder as a result of such failure, then in such event, and except to the extent that any such delay is caused by the acts or omissions of Tenant or Tenant’s officers, agents, employees, or contractors, Tenant shall have the right to terminate this Lease upon written notice to Landlord within ten (10) days thereafter (and Landlord’s failure to so tender vacant possession of the Premises to Tenant within such 10-day notice period).

5.             Standards of Design and Construction of Tenant’s Work and Conditions of Tenant’s Performance. All work done in or upon the Premises by Tenant shall be done according to the standards set forth in this Section 5, except as the same may be modified on Tenant’s Plans approved by or on behalf of Landlord.

(a)           All design and construction shall comply with all applicable Laws and industry standards. Approval by Landlord of Tenant’s Plans shall not constitute a waiver of this requirement or assumption by Landlord of responsibility for compliance. Where several sets of the foregoing Laws and standards must be met, the strictest shall apply where not prohibited by another law, code, or standard. Tenant shall cause Tenant’s Architect to become familiar with the foregoing design criteria and with all construction procedures which may be established by Landlord for the Building in order to permit completion of proper and adequate architectural, mechanical, electrical, plumbing, and fire protection working drawings for Tenant’s Work in conformity with the standards provided for herein and in order to assure proper coordination of Tenant’s Work with the construction of other tenants’ premises in the Building.

(b)           Tenant shall, at its own cost and expense, obtain all required building permits and when construction has been completed shall, at its own cost and expense, obtain an occupancy permit for the Premises, which shall be delivered to Landlord.

(c)           Tenant may elect to competitively bid Tenant’s Work provided all contractors and subcontractors engaged by or on behalf of Tenant for construction of Tenant’s Work (collectively, “Tenant’s Contractors”) shall be reasonably approved by Landlord and shall be licensed union contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s employees, contractors, and subcontractors, and with other contractors and subcontractors on the job site. All work shall be coordinated with any general construction work in the Building in order not to adversely affect other work being performed by or for Landlord or its contractors and subcontractors.

(d)           Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant for the reasonable actual costs thereof without any profit to Landlord, any work (i) which Landlord deems necessary to be done on an emergency basis, or (ii) which pertains to structural components of the Building, or (iii) which pertains to the Building’s mechanical, electrical, plumbing, and fire protection systems, or (iv) which pertains to the erection of temporary safety barricades or signs during construction, or (v) which pertains to patching of Tenant’s Work and other work in the Building. If Landlord elects to exercise its rights under this Section 5(d), Landlord agrees to give Tenant reasonable prior notice and to consult with Tenant about the completion of such work so as to minimize Tenant’s costs without adversely impacting the Building’s structural components or mechanical, electrical, plumbing, or fire protection systems.

(e)           Tenant shall use only new, first-class materials in Tenant’s Work, except where explicitly shown in Tenant’s Plans approved by Landlord. On completion of Tenant’s Work, Tenant shall provide or cause to be provided to Landlord warranties of at least one (1) year duration from the date of completion against defects in workmanship and materials on all work performed and equipment installed in the Premises as part of Tenant’s Work (provided, in the event that such warranties cannot be provided directly to Landlord, Tenant agrees to thereafter enforce such warranties on behalf of Landlord upon the written request of Landlord from time to time).

(f)            Tenant’s Contractors, in performing work, shall not interfere with other tenants and occupants of the Building. Tenant shall take all reasonable precautionary steps to protect its facilities and the facilities of others affected by Tenant’s Work and to properly police same. Construction equipment and materials are to be kept within the Premises and delivery and loading of equipment and materials shall be done at such locations and at such time as Landlord shall direct so as not to burden the construction or operation of the Building.

(g)           Landlord shall have the right to order Tenant or any of Tenant’s Contractors who have violated the requirements imposed on Tenant or Tenant’s Contractors pursuant to this Workletter to cease work and remove its equipment and employees from the Building unless Tenant or Tenant’s Contractors, as the case may be, immediately complies with such requirements. Landlord agrees to give Tenant notice not later than the end of the prior working day before exercising such rights.

(h)           Tenant shall pay Landlord for the reasonable cost of (i) all work performed by Landlord on behalf of Tenant, either at Tenant’s request or as expressly authorized hereunder, (ii) all materials or labor furnished on Tenant’s behalf, either at Tenant’s request or as expressly authorized hereunder, and (iii) all other amounts required to be paid by Tenant to Landlord, within thirty (30) days from the date of Landlord’s invoice therefor.

(i)            Charges for any service (including, without limitation, electricity, water, HVAC, or freight elevator operator employed during the pendency of the performance of Tenant’s Work and the like) to Tenant or the Premises shall be the responsibility of Tenant from the date Tenant is obligated to commence or commences Tenant’s Work. Tenant shall pay Landlord’s contractors or Landlord, as the case may be, their respective charges for such services and all other support services which may be provided by Landlord’s contractors or by Landlord, as the case may be, either at Tenant’s request or as expressly authorized hereunder. All use of freight elevators is subject to scheduling by Landlord and to charges established by Landlord for the reimbursement of Landlord’s actual, direct costs for Tenant’s use of the freight elevators after the normal business hours of the Building. Tenant shall ensure that Tenant’s contractors remove all construction debris and shall not place debris in the Building’s waste containers.

(j)            Tenant shall permit access to the Premises, and Tenant’s Work shall be subject to inspection by Landlord, Manager, and Landlord’s architects, contractors, and other representatives, at all times during the period when Tenant’s Work is being constructed and installed and following completion of Tenant’s Work.

(k)           Subject only to circumstances over which Tenant has no control and which could not have been avoided by Tenant by the exercise of due diligence, Tenant shall proceed with its work expeditiously, continuously, and efficiently, and shall complete the same prior to the Commencement Date. Tenant shall notify Landlord upon completion of Tenant’s Work.

(1)           In addition, upon completion of Tenant’s Work, Tenant shall notify Landlord and shall furnish Landlord with final waivers of liens and contractors’ affidavits, in such form as may be required by Landlord, Landlord’s title insurance company or construction lender, from all parties performing labor or supplying materials or services in connection with Tenant’s Work showing that all of said parties have been compensated in full and waiving all liens in connection with the Premises and Building. Tenant shall furnish partial waivers of liens and contractors’ affidavits to Landlord from time to time during the course of construction upon Landlord’s request covering those portions of such labor, materials, and services which have been performed and supplied. Tenant shall submit to Landlord a detailed breakdown of Tenant’s total construction costs, together with such evidence of payment as is reasonably satisfactory to Landlord.

(m)          Tenant shall have no authority to deviate in any material respect from Tenant’s Plans in performance of Tenant’s Work, except as approved by Landlord or its designated representative in writing which approval shall not be unreasonably withheld to the extent that the requested deviation from Tenant’s Plans does not affect the Building’s structure or systems. Upon completion of Tenant’s Work, Tenant shall furnish to Landlord “as-built” drawings of Tenant’s Work.

(n)           Landlord shall, at Landlord’s cost, have the right to run roof drainage lines, utility lines, pipes, conduits, duct work, and component parts of all mechanical and electrical systems where necessary or desirable through the Premises, to repair, alter, replace, or remove the same, and to require Tenant to install and maintain proper access panels thereto.

(o)           Tenant shall impose on and enforce all applicable terms of this Workletter against Tenant’s Contractors, Tenant’s Architect, and Tenant’s engineer.

(p)           Tenant and Tenant’s employees shall not be permitted to occupy the Premises for the purpose of conducting Tenant’s business therein until Landlord’s architect reasonably confirms that Tenant’s Work has been substantially completed in accordance with the approved Tenant’s Plans. Landlord agrees that it shall use reasonable efforts to obtain such confirmation within two (2) business days after Tenant’s written request therefor.

6.             Insurance and Indemnification.

(a)           In addition to any insurance which may be required under the Lease, Tenant shall secure, pay for and maintain or cause Tenant’s Contractors to secure, pay for and maintain during the continuance of construction and fixturing work within the Building or Premises, insurance in the following minimum coverages and limits of liability:

(i)            Workmen’s Compensation and Employer’s Liability Insurance with limits of not less than $500,000.00 and as required by any Employee Benefit Acts or other statutes applicable where the work is to be performed as will protect Tenant’s Contractors from liability under the aforementioned acts.

(ii)           Commercial General Liability Insurance (including Contractors’ Protective Liability) in an amount not less than $2,000,000.00 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability, or a combination thereof, with a minimum aggregate limit of $2,000,000.00, and with umbrella coverage with limits not less than $5,000,000.00. Such insurance shall provide for explosion and collapse, completed operations coverage and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors or by anyone directly or indirectly employed by any of them.

(iii)          Comprehensive Automobile Liability Insurance, including the ownership, maintenance and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000.00 for each person in one accident, and $1,000,000.00 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000.00 for each accident. Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv)          “Special form” builder’s risk insurance upon the entire Tenant’s Work to the full insurable value thereof. This insurance shall include the interests of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Tenant’s Work and shall insure against the perils of fire and extended coverage and shall include “Special form” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief. If portions of the Tenant’s Work are stored off the site of the Building or in transit to said site are not covered under said “Special form” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of Tenant’s Work. Any loss insured under said “Special form” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord as trustee for the insureds, as their interests may appear, subject to the agreement reached by said parties in interest, or in the absence of any such agreement, then in accordance with a final, non-appealable order of a court of competent jurisdiction. If after such loss no other special agreement is made, the decision to replace or not replace any such damaged Tenant’s Work shall be made in accordance with the terms and provisions of the Lease. The waiver of subrogation provisions contained in the Lease shall apply to the “Special form” builder’s risk insurance policy to be obtained by Tenant pursuant to this paragraph.

All policies (except the workmen’s compensation policy) shall be endorsed to include as additional insured parties Landlord and its officers, directors, partners, employees and agents, Manager, Landlord’s contractors, Landlord’s architects, and such additional persons as Landlord may designate. Said endorsements shall also provide that all additional insured parties shall be given not less than thirty (30) days’ prior written notice of any reduction, cancellation or non-renewal of coverage (except that not less than ten (10) days’ prior written notice shall be sufficient in the case of cancellation for non-payment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by said additional insured parties. At Tenant’s request, Landlord shall furnish a list of names and addresses of parties to be named as additional insureds. The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance maintained by Landlord. Additionally, where applicable, each policy shall contain a cross-liability and severability of interest clause.

(b)           Without limitation of the indemnification provisions contained in the Lease, to the maximum extent permitted by applicable Laws, Tenant agrees to indemnify, protect, defend and hold harmless Landlord, Manager, Landlord’s contractors, Landlord’s architects, and their officers, directors, partners, agents, and employees from and against all claims, liabilities, losses, damages, and expenses of whatever nature arising out of or in connection with Tenant’s Work or the entry of Tenant’s Contractors into the Building and the Premises, including, without limitation, the cost of any repairs to the Premises or Building necessitated by activities of Tenant’s Contractors and bodily injury to persons or damage to the property of Tenant, its employees, agents, invitees, licensees, or others. It is understood and agreed that the foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge of or in substitution for same.

7.             Construction Allowance. Landlord shall reimburse Tenant for up to Two Million Three Hundred Seventy-Seven Thousand Fifty and No/100 Dollars ($2,377,050.00) (calculated by multiplying $65.00 by 36,570, being the rentable area of the Premises) (the

“Construction Allowance”) of the Cost of Tenant’s Work (as hereinafter defined); provided, not less than One Million Eight Hundred Twenty-Eight Thousand Five Hundred and No/100 Dollars ($1,828,500.00) (calculated by multiplying $50.00 by 36,570, being the rentable area of the Premises) of the Construction Allowance shall be utilized by Tenant solely for “hard costs” of Tenant’s Work, including, without limitation, teledata distribution costs such as risers and conduit, as well as architectural and engineering fees. No advance of the Construction Allowance shall be made by Landlord unless and until Tenant has first paid the amount by which the Estimated Costs of Tenant’s Work exceeds the Construction Allowance (as such Estimated Costs of Tenant’s Work may be subsequently adjusted to account for increases in the projected total Cost of Tenant’s Work from time to time) from Tenant’s own funds (and Tenant has provided reasonable evidence thereof to Landlord). Landlord shall pay to Tenant the Construction Allowance in multiple disbursements (but not more than once in any calendar month). Prior to the payment of any portion of the Construction Allowance, Tenant shall deliver, or shall cause to be delivered, to Landlord evidence that the work for which reimbursement is then being requested has been performed and, in some instances, paid for by Tenant, which evidence shall include executed lien waivers, architect’s certificates, contractor’s statements, and owner’s statements covering the work for which reimbursement is requested from time to time, and such other documentation as may be requested by Landlord. Landlord covenants that it will make disbursements of the Construction Allowance within thirty (30) days after Landlord’s designated due date (subject to Landlord’s timely receipt of the documents and deliveries required hereunder for each such disbursement request). Funds paid to Tenant from Landlord shall be deemed to be paid out of the Construction Allowance until the full amount of the Construction Allowance has been disbursed. In no event shall Landlord be required to make more than one (1) disbursement of the Construction Allowance during any single calendar month. Tenant acknowledges that any request for payment of the Construction Allowance must be delivered to Landlord, together with executed lien waivers, architect’s certificates, contractor’s statements, and owner’s statements covering the work for which reimbursement is then being requested, no later than December 31, 2008. Notwithstanding anything herein to the contrary, Tenant shall in all events be required to pay any and all amounts by which the Cost of Tenant’s Work exceeds the Construction Allowance, and Landlord shall have no liability or responsibility for any such excess costs. Upon Tenant’s completion of Tenant’s Work and delivery to Landlord of final lien waivers, as-built and auto CAD plans, and other evidence reasonably required by Landlord to confirm Tenant’s Work has been completed and fully paid for, Landlord shall, promptly after written request from Tenant, disburse to Tenant any portion of the Construction Allowance to which Tenant has satisfied the requirements for disbursement but which has not yet been disbursed. In the event that the maximum Construction Allowance exceeds the Cost of Tenant’s Work, Tenant shall not be entitled to any payment, credit or abatement on account of such excess. Notwithstanding anything in this Paragraph 7 to the contrary, if all or any portion of the Construction Allowance shall not be used or applied by Tenant as aforesaid on or before December 31, 2008 as aforesaid, Landlord shall be entitled to the savings resulting therefrom and Tenant shall receive no further credit therefor.

8.             Cost of Tenant’s Work. “Cost of Tenant’s Work” shall mean costs of all labor and materials, general contractor’s fees, and any permit or license fees necessary for completion of construction of Tenant’s Work, as well as demolition costs, architectural and engineering fees, third party construction consultants, moving and relocation costs, and data and communications cabling costs, and shall include reimbursement to Landlord of any and all out-of-pocket costs and expenses incurred by Landlord in connection with Tenant’s Work, including any review of Tenant’s Plans, as well as the payment to Landlord of a one-time supervisory fee in connection with Tenant’s Work in the amount of Ten Thousand and No/100 Dollars ($10,000.00), which costs and fee shall be deemed Additional Rent under the Lease, and which costs and fee Tenant shall be obligated to pay to Landlord within thirty (30) days following Landlord’s invoice therefor (provided, Landlord may, at Landlord’s election and upon written notice to Tenant, deduct such costs and fee from time to time from the Construction Allowance otherwise available hereunder). In addition to the foregoing, with respect to any Work to be performed by Tenant in the Expansion Space, Tenant shall be required to pay Landlord a one-time supervisory fee in connection therewith in the amount of $0.2734 per rentable square foot of such Expansion Space.

9.             Miscellaneous.

(a)           Charges due from Tenant to Landlord pursuant to this Workletter, if any, may be deducted by Landlord from any payment of the Construction Allowance provided Landlord has delivered reasonable evidence of such charges to Tenant.

(b)           If Tenant’s Plans require the construction and installation of more fire hose cabinets or telephone/electrical closets than the number regularly provided by Landlord in the portion of the Building in which the Premises are located, Tenant shall pay all costs and expenses arising from the construction and installation of such additional fire hose cabinets or telephone/electrical closets.

(c)           This Workletter shall not be deemed applicable to any additional office space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(d)           With respect to any amounts owed by Tenant hereunder and not paid when due or Tenant’s failure to perform its obligations hereunder, Landlord shall have all of the rights and remedies granted to Landlord under the Lease for non-payment by Tenant of any amounts owed thereunder or failure by Tenant to perform its obligations thereunder.

[END OF WORKLETTER]

APPENDIX E

MORTGAGES CURRENTLY AFFECTING THE PROJECT

1.             Mortgage, Security Agreement and Fixture Filing in favor of Metropolitan Life Insurance Company dated December 6, 2002.

E-1

APPENDIX F

HVAC SYSTEM STANDARDS

Systems Operations Standards - Landlord provided HVAC system for all general office areas, in operation during regular business hours of all business days, shall be sufficient to maintain the following temperature within the building.

Temperature	Heating Season	Cooling Season

Outside:	-10F	94F.DB

Inside:	72F (+/-2F)	74F (+/-2°F)
50% +/-5%RH

Air Quantity:	1 CFM/rsf	1 CFM/rsf

Interior cooling loads for both heating and cooling seasons shall accommodate five (5) watts per useable square floor for lighting and power loads.

F-1

APPENDIX G

AFTER-HOURS HVAC CHARGES

After-hours HVAC charges are billed on a per floor basis (one floor minimum). Current rates (as of January 1, 2008) are as follows:

Heating:

Monday through Friday - 6:00 p.m. - 10:00 p.m.	$45.00/hr.
Monday through Friday - 10:00 p.m. - 8:00 a.m.	$110.00/hr.
Saturday - prior to 8:00 a.m. and after 1:00 p.m.	$110.00/hr.
Sunday (Four (4) hour minimum)	$110.00/hr.
Holidays (Four (4) hour minimum - after four (4) hours, eight (8) hour minimum)	$157.00/hr.

Cooling:

Monday through Friday - 6:00 p.m. - 10:00 p.m.	$90.00/hr.
Monday through Friday - 10:00 p.m. - 8:00 a.m.	$153.00/hr.
Saturday - prior to 8:00 a.m. and after 1:00 p.m.	$153.00/hr.
Sunday (Four (4) hour minimum)	$153.00/hr.
Holidays (Four (4) hour minimum - after four (4) hours, eight (8) hour minimum)	$205.00/hr.

G-1

APPENDIX H

EXPANSION SPACE PLAN

H-1

Appendix "H"

Mandatory Expansion Premises

WEST MADISON STREET
Suite 3325
RSF=5,072
ST-3310
ELEV D21
ELEV D22
MEN
WOMEN
JAN. CLOS.
Suite 3300
ELECTRICAL VAULT
ELECTRICAL ROOM
TELEPHONE ROOM
ELEV C14
ELEV C15
ELEV C16
ELEV C17
ELEV C18
ELEV C19
ELEV C20
SOUTH WACKER DRIVE
Suite 3350
RSF=4,624
Suite 3375
RSF=6,121
WEST ARCADE PLACE

APPENDIX I

FORM OF SNDA

RECORDING REQUESTED

BY AND WHEN

RECORDED RETURN TO:

                                               , Esq.

SUBORDINATION,

NONDISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE:                                         THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

DEFINED TERMS

Execution Date: February   , 2008

Lender & Address:

Metropolitan Life Insurance Company, a New York corporation, and its affiliates, as applicable

10 Park Avenue

Morristown, New Jersey 07962

Attn: Senior Vice President

Real Estate Investments

with a copy to:

Metropolitan Life Insurance Company

125 S. Wacker, Suite 1100

Chicago, IL 60606

Attention: Director

Real Estate Investments

Tenant & Address:

CRA International, Inc., a Massachusetts corporation

200 Clarendon Street, T-33

Boston, MA 02116-8092

Attn: Director of Real Estate

With a copy to:

CRA International, Inc., a Massachusetts corporation

200 Clarendon Street, T-33

Boston, MA 02116-8092

Attn: Legal Department

Landlord & Address:

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Attn: Laura Palombo

Loan: A first mortgage loan in the original principal amount of $127,200,000 from Lender to Landlord.

Note: A Promissory Note executed by Landlord in favor of Lender in the amount of the Loan dated as of December 6, 2002

Mortgage: A Mortgage, Security Agreement and Fixture Filing dated as of December 6, 2002 executed by Landlord, to Lender securing repayment of the Note recorded on                    as document number                  in the records of the County in which the Property is located.

Lease and Lease Date: The lease entered into by Landlord and Tenant dated as of February    , 2008 covering the Premises.

Property:            One South Wacker Drive

Chicago, IL 60606

THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made by and among Tenant, Landlord, and Lender and affects the Property described in Exhibit A. Certain terms used in this Agreement are defined in the Defined Terms. This Agreement is entered into as of the Execution Date with reference to the following facts:

A.            Landlord and Tenant have entered into the Lease covering certain space in the improvements located in and upon the Property (the “Premises”).

B.            Lender has made or is making the Loan to Landlord evidenced by the Note. The Note is secured, among other documents, by the Mortgage.

C.            Landlord, Tenant and Lender all wish to subordinate the Lease to the lien of the Mortgage.

D.            Tenant has requested that Lender agree not to disturb Tenant’s rights in the Premises pursuant to the Lease in the event Lender forecloses the Mortgage, or acquires the Property pursuant to the power of sale contained in the Mortgage or receives a transfer of the Property by a conveyance in lieu of foreclosure of the Property (collectively, a “Foreclosure Sale”) but only if Tenant is not then in default under the Lease beyond any applicable notice and cure period and Tenant attorns to Lender or a third party purchaser at the Foreclosure Sale (a “Foreclosure Purchaser”).

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.             Subordination. The Lease and the leasehold estate created by the Lease and all of Tenant’s rights under the Lease are and shall remain subordinate to the Mortgage and the lien of the Mortgage, to all rights of Lender under the Mortgage and to all renewals, amendments, modifications and extensions of the Mortgage.

2.             Acknowledgements by Tenant. Tenant agrees that: (a) Tenant has notice that the Lease and the rent and all other sums due under the Lease have been or are to be assigned to Lender as security for the Loan. In the event that Lender notifies Tenant of a default under the Mortgage and requests Tenant to pay its rent and all other sums due under the Lease to Lender, Tenant shall pay such sums directly to Lender or as Lender may otherwise request. (b) Tenant shall send a copy of any notice or statement claiming a default by Landlord under the Lease to Lender at the same time Tenant sends such notice or statement to Landlord. (c) This Agreement satisfies any condition or requirement in the Lease relating to the granting of a nondisturbance agreement from Lender.

3.             Foreclosure and Sale. In the event of a Foreclosure Sale,

(a)           So long as Tenant complies with this Agreement and is not in default under any of the provisions of the Lease beyond any applicable notice and cure period, the Lease shall continue in full force and effect as a direct lease between Lender and Tenant, and Lender will not disturb the possession of Tenant, subject to this Agreement. To the extent that the Lease is extinguished as a result of a Foreclosure Sale, a new lease shall automatically go into effect upon the same provisions as contained in the Lease between Landlord and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease. Tenant agrees to attorn to and accept Lender as landlord under the Lease and to be bound by and perform all of the obligations imposed by the Lease, or, as the case may be, under the new lease, in the event that the Lease is extinguished by a Foreclosure Sale. Upon Lender’s acquisition of title to the Property, Lender will perform all of the obligations imposed on the Landlord by the Lease except as set forth in this Agreement; provided, however, that Lender shall not be: (i) liable for any act or omission of a prior landlord (including Landlord); or (ii) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord); or (iii) bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord) for a period in excess of one month or by any other sum that Tenant may have paid in advance to any prior landlord (including Landlord); or (iv) bound by any amendment, modification, assignment or termination of the Lease made without the written consent of Lender, except for the amendments required under Section 30 (Mandatory Expansion), Section 31 (Extension Option), Section 32 (Right of First Refusal) and Section 33 (Right of First Offer); (v) liable in damages with respect to any representations, warranties or indemnities contained in the Lease; or (vi) liable in damages to Tenant or any other party for any conflict between the provisions of the Lease and the provisions of any other lease affecting the Property which is not entered into by Lender.

(b)              Upon the written request of Lender after a Foreclosure Sale, the parties shall execute a lease of the Premises upon the same provisions as contained in the Lease between Landlord and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease.

(c)              Notwithstanding any provisions of the Lease to the contrary, from and after the date that Lender acquires title to the Property as a result of a Foreclosure Sale, (i) Lender will not be obligated to expend any monies to restore casualty damage in excess of available insurance proceeds, provided, however, that if Landlord does not restore casualty damage due to insufficient insurance proceeds and such right to terminate is permitted pursuant to the terms of the Lease, Tenant may terminate the Lease; (ii) tenant shall not have the right to make repairs and deduct the cost of such repairs from the rent without a judicial determination that Lender is in default of its obligations under the Lease; (iii) in no event will Lender be obligated to indemnify Tenant, except where Lender is in breach of its obligations under the Lease or where Lender has been actively negligent in the performance of its obligations as landlord, provided, however, that the foregoing shall not be deemed or construed to limit any waiver of subrogation or other waiver by Landlord under the Lease; and (iv) other than determination of fair market value, no disputes under the Lease shall be subject to arbitration unless Lender and Tenant agree to submit a particular dispute to arbitration.

4.             Subordination and Release of Purchase Options. Tenant represents that it has no right or option of any nature to purchase the Property or any portion of the Property or any interest in the Borrower. To the extent Tenant has or acquires any such right or option, these rights or options are acknowledged to be subject and subordinate to the Mortgage and are waived and released as to Lender and any Foreclosure Purchaser.

5.               Acknowledgment by Landlord. In the event of a default under the Mortgage, at the election of Lender, Tenant shall and is directed to pay all rent and all other sums due under the Lease to Lender.

6.               Construction of Improvements. Lender shall not have any obligation or incur any liability with respect to the completion of tenant improvements for the Premises except with respect to tenant improvements under Section 30 (Mandatory Expansion), Section 32 (Right of Refusal), to the extent set forth in the ROFR Notice, Section 33 (Right of First Offer) to the extent set forth in the ROFR Notice, Section 35 (Landlord Improvements) and contribution of the Construction Allowance to pay for Tenant’s Work under the Workletter.

7.               Notice. All notices under this Agreement shall be deemed to have been properly given if delivered by overnight courier service or mailed by United States certified mail, with return receipt requested, postage prepaid to the party receiving the notice at its address set forth in the Defined Terms (or at such other address as shall be given in writing by such party to the other parties) and shall be deemed complete upon receipt or refusal of delivery.

8.               Miscellaneous. Lender shall not be subject to any provision of the Lease that is inconsistent with this Agreement. Nothing contained in this Agreement shall be construed to derogate from or in any way impair or affect the lien or the provisions of the Mortgage. This Agreement shall be governed by and construed in accordance with the laws of the State of in which the Property is located.

9.               Liability and Successors and Assigns. In the event that Lender acquires title to the Premises or the Property, Lender shall have no obligation nor incur any liability [beyond Lender’s then equity interest in the Premises and Tenant shall look solely to Lender’s then equity interest for the payment and performance of any obligations imposed upon Lender under this Agreement or under the Lease][in an amount in excess of $3,000,000 and Tenant’s recourse against Lender shall in no extent exceed the amount of $3,000,000], all as more fully provided in Section 29 of the Lease. This Agreement shall run with the land and shall inure to the benefit of the parties and, their respective successors and permitted assigns including a Foreclosure Purchaser. If a Foreclosure Purchaser acquires the Property or if Lender assigns or transfers its interest in the Note and Mortgage or the Property, all obligations and liabilities of Lender under this Agreement shall terminate and be the responsibility of the Foreclosure Purchaser or other party to whom Lender’s interest is assigned or transferred. The interest of Tenant under this Agreement may not be assigned or transferred except in connection with an assignment of its interest in the Lease which has been consented to by Lender.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Subordination, Nondisturbance and Attornment Agreement as of the Execution Date.

IT IS RECOMMENDED THAT THE PARTIES CONSULT WITH THEIR ATTORNEYS PRIOR TO THE EXECUTION OF THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT.

LENDER:	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

By:
	Its:	Director

TENANT:	CRA INTERNATIONAL, INC., a Massachusetts
corporation

By:
Its:

LANDLORD:	TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA, a New York corporation

By:
Its:

State of	)

)

County of	)

On        , 200     , before me,            , personally appeared            , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument as the             of               , and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature	(Seal)

State of	)

)

County of	)

On           , 200     , before me,                 , personally appeared            , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument as the          of                , and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature	(Seal)

State of	)

)

County of	)

On         , 200      , before me,          , personally appeared            , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument as the               of                , and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature	(Seal)

EXHIBIT A

PROPERTY DESCRIPTION

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made and entered into as of this 8th day of May, 2017 (the “Effective Date”), by and between JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation (“Landlord”), and CRA INTERNATIONAL, INC., a Massachusetts corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS,  Landlord’s predecessor-in-interest, Teachers Insurance and Annuity Association of America, and Tenant entered into that certain Lease dated February 14, 2008 (the “Original Lease”), under which Tenant currently occupies 41,642 rentable square feet in the aggregate, comprised of (i) 15,446 rentable square feet on the thirty-third (33rd) floor (pursuant to the mandatory expansion provided in Section 30 of the Original Lease), and (ii) 26,196 rentable square feet on the thirty-fourth (34th) floor (collectively, the “Premises”) in the building located at 1 S. Wacker Drive, Chicago, Illinois (the “Building”); and

WHEREAS, Landlord and Tenant desire to amend the Original Lease according to the terms hereof to extend the Term of the Original Lease, among other things.

NOW THEREFORE, for and in consideration of the foregoing recitals, the covenants and agreements hereinafter set forth, and also in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby mutually agree as follows:

1.             Controlling Language; Definitions.  Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions, and exhibits of the Original Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions, and exhibits of the Original Lease shall remain unmodified in full force and effect.  Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Original Lease.  The Original Lease, as amended by this Amendment, shall be referred to herein as the “Lease.”

2.             Extension of Term.  The Term of the Original Lease expires on July 31, 2018. The Term of the Lease is hereby extended for an additional period of ten (10) years (the “Extended Term”), commencing on August 1, 2018 (the “Extended Term Commencement Date”) and ending on July 31, 2028 (which shall be the “Expiration Date” under the Lease), unless the Lease shall sooner terminate as provided therein and herein.

3.             Rent.  Tenant agrees to pay as rent to Landlord, the aggregate of the following, all of which are Rent reserved under the Lease with regard to the Premises:

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(a)           Base Rent. Tenant will continue to pay Base Rent pursuant to the Original Lease for the period ending on July 31, 2018. Commencing on August 1, 2018 and continuing throughout the Extended Term, Tenant shall pay Base Rent for the Premises as follows and otherwise in accordance with the applicable terms and provisions of the Original Lease:

Time Period	Base Rent per RSF	Monthly Base Rent		Total Annual Base Rent
August 1, 2018 - July 31, 2019	$26.75	$92,826.96	*	$1,113,923.50	*
August 1, 2019 - July 31, 2020	$27.42	$95,151.97		$1,141,823.64
August 1, 2020 - July 31, 2021	$28.10	$97,511.68		$1,170,140.20
August 1, 2021 - July 31, 2022	$28.81	$99,975.50		$1,199,706.02
August 1, 2022 - July 31, 2023	$29.53	$102,474.02		$1,229,688.26
August 1, 2023 - July 31, 2024	$30.27	$105,041.95		$1,260,503.34
August 1, 2024 - July 31, 2025	$31.02	$107,644.57		$1,291,734.84
August 1, 2025 - July 31, 2026	$31.80	$110,351.30		$1,324,215.60
August 1, 2026 - July 31, 2027	$32.59	$113,092.73		$1,357,112.78
August 1, 2027 - July 31, 2028	$33.41	$115,938.27		$1,391,259.22

*Subject to the Abatement Period, as set forth in Section 3(c) below.

(b)           Operating Cost Share Rent and Tax Share Rent.  Continuing from the Effective Date hereof and through and including the Expiration Date, Tenant shall continue to pay Operating Cost Share Rent and Tax Share Rent as to the Premises, pursuant to the terms of the Original Lease. Tenant’s Proportionate Share shall continue to be 3.5657% (41,642/1,167,855) throughout the Extended Term.

(c)           Rent Abatement.  Notwithstanding the terms of Sections 3(a) and 3(b) above, it is agreed that Tenant shall be entitled to an abatement of Base Rent, Operating Cost Share Rent and Tax Share Rent on the Premises for a period of ten (10) months, commencing on August 1, 2018 and ending on May 31, 2019 (the “Abatement Period”); provided that the foregoing abatement of Rent shall not otherwise affect Tenant’s obligation to pay all other amounts due and owing under the Original Lease (as amended hereby) during the Abatement Period, nor shall it affect any other obligations of Tenant under the Original Lease.  The total amount of Rent abated in in this Section 3(c) shall be referred to as the “Abated Rent”. If a default by Tenant occurs and continues beyond any applicable notice or cure period during the Extended Term, then Tenant’s rights to any future Abatement Period shall automatically terminate and, at Landlord’s option, all unamortized Abated Rent shall become due and payable. The payment by

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Tenant of the Abated Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to the Lease or at law or in equity.

4.             Condition of Premises. Tenant hereby acknowledges and agrees that it is in possession of the Premises and has accepted the same in as-is condition, and no agreement of Landlord to alter, remodel, decorate, or improve the Premises or the Building (or to pay for any such work) and no representation regarding the condition of the Premises or the Building has been made by or on behalf of Landlord to Tenant, except for latent defects in the base Building structural components or base Building systems and except for the Improvement Allowance provided below.  The foregoing is not intended to, and shall not be deemed or construed to, release Landlord from any of its obligations under the Original Lease to operate, maintain, repair and replace the Premises and Building.

Notwithstanding the foregoing, Landlord shall make available to Tenant, commencing on the Effective Date hereof, an improvement allowance (the “Improvement Allowance”) in an amount not to exceed the sum of TWO MILLION TWO HUNDRED NINETY THOUSAND THREE HUNDRED TEN AND 00/100 DOLLARS ($2,290,310.00) (or Fifty-Five and 00/100 Dollars [$55.00] per rentable square foot of the Premises), on a draw basis, to be applied toward the hard and soft costs incurred by Tenant in the improvement of the Premises (the “Tenant’s Work”), including but not limited to the costs of installing wiring and cabling, telephones, computers, and furniture, fixtures and equipment, including, without limitation, audio visual equipment, in the Premises and any professional fees incurred by Tenant in connection with such Tenant’s Work.

Tenant shall have access to the loading docks, elevators, construction hoists, temporary washrooms and dumpsters in the Building as reasonably designated by Landlord during the Tenant’s Work at no cost to Tenant. Tenant shall, at Tenant’s sole cost and expense and as part of the Tenant’s Work, contract with the electric utility company serving the Building to provide electrical services to the Premises throughout the Extended Term, as more fully provided in Section 4.C of the Original Lease.

It shall be a condition of Landlord’s obligation to pay the Improvement Allowance, or any draw thereon, that Tenant shall provide to Landlord contractors’ affidavits and partial or final lien waivers (if applicable) covering all labor, equipment and materials used or expended in connection with the Tenant’s Work, and original invoices reasonably acceptable to Landlord establishing the actual cost of and full payment for all items purchased with the Improvement Allowance.  Tenant may periodically request, but not more frequently than once in any calendar month, disbursement of all or portions of the Improvement Allowance and Landlord shall pay such requested disbursement to Tenant within thirty (30) days after receipt of Tenant’s request accompanied by the foregoing items.  Any Tenant’s Work shall be performed in strict accordance with the provisions of the Lease. In the event that the cost of the Tenant’s Work exceeds the amount allocated in the Improvement Allowance, Tenant shall be responsible for any excess costs and Landlord shall have no liability in connection therewith.

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In the event the cost of Tenant’s Work is less than the Improvement Allowance, Tenant may apply up to Six Hundred Eighty-Seven Thousand Ninety-Three and 00/100 Dollars ($687,093.00) of the Improvement Allowance toward additional abatement of Rent after the Abatement Period and any remaining unused funds shall then be returned to or remain the property of Landlord.

Landlord shall also provide Tenant with a space planning allowance (the “Planning Allowance”) in an amount not to exceed the sum of FOUR THOUSAND NINE HUNDRED NINETY-SEVEN AND 04/100 DOLLARS ($4,997.04) (or Zero and 12/100 Dollars ($0.12) per rentable square foot of the Premises), to be used solely for expenditure on Tenant’s initial plans and drawings for the Premises and one Landlord-approved revision thereto.  Landlord shall disburse the Planning Allowance to Tenant within thirty (30) days after request by Tenant, which request shall include invoices establishing the cost of such plans and drawings relating to the disbursement and shall not be made more frequently than once in any calendar month.

Tenant shall submit to Landlord for its approval the names of the general contractors which Tenant would consider using to construct the Tenant’s Work. Tenant shall have the right to competitively bid the Tenant’s Work. Tenant shall select the general contractor which will perform the Tenant’s Work (the “Contractor”) from the general contractors which have been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  After receipt of a signed copy of the approved working drawings and the required permits and approvals, Tenant will (i) enter into a construction contract with the Contractor for the construction of the Tenant’s Work; and (ii) instruct the Contractor to commence construction of the Tenant’s Work. Before any Tenant’s Work is commenced or the Contractor’s (or any subcontractor’s) equipment is moved onto any portion of the Premises, the Contractor shall deliver to Landlord certificates of insurance evidencing to Landlord’s reasonable satisfaction the types of insurance coverages in the following minimum amounts, which policies shall be issued by companies reasonably approved by Landlord, shall be maintained by Tenant or the Contractor at all times during the performance of construction, and which shall, at Landlord’s option, name Landlord as an additional insured as its interest may appear (except for worker’s compensation coverage):  (i) worker’s compensation coverage, with limits of at least $100,000 per accident for bodily injury by accident, $500,000 for bodily injury by disease and $200,000 per employee for bodily injury by disease, or statutory limits, whichever is greater; (ii) commercial general liability coverage to include products/completed operations, broad form property damage and contractual liability with limits of $1,000,000 per occurrence and in the aggregate; and (iii) automobile liability coverage, both owned and non-owned, with bodily injury limits of at least $1,000,000 per accident for a combined single limit. Tenant shall reimburse Landlord for any out-of-pocket costs and expenses incurred by Landlord in connection with the Tenant’s Work.

5.             Right of First Offer to Lease. Sections 32 and 33 of the Original Lease are hereby deleted in their entirety and replaced with this Section 5.

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(a)                                 Provided that no default has occurred and is then continuing beyond any applicable notice and cure period, Tenant shall have the continuing right of first offer to lease (the “Right of First Offer to Lease”) (i) the space located in Suite 3350, (ii) space on the 32nd floor, and (iii) space on the 35th floor of the Building (individually and collectively, the “Offer Space”).

(b)                                 The Right of First Offer to Lease shall be subject to any of the Offer Space becoming available for lease by Tenant.  Offer Space shall be deemed “available for lease” when the existing lease for any portion of the Offer Space expires, subject to any express renewal rights existing as of the Effective Date hereof contained in such existing lease, or is earlier terminated.  Notwithstanding the foregoing, however, the Offer Space located on the 32nd and 35th floors are further subordinate to the existing rights identified on Exhibit A attached hereto and will be deemed available for lease only after the applicable tenant has waived such superior right or the time period for such superior right has expired.  A floor plan of each Offer Space and the superior rights, as well the expiration dates of the leases currently pertaining to the Offer Space, is attached hereto as Exhibit “A”.

(c)                                  The Right of First Offer to Lease shall be effective upon Landlord’s submittal of a proposal (a “Serious Prospect”) to another tenant or prospective tenant to lease any of the Offer Space.

(d)                                 Landlord will notify Tenant in writing (the “Offer Notification”) of the material economic terms of the Serious Prospect, as well as the date on which such Offer Space will become available for delivery to Tenant (the “Offer Space Commencement Date”) and Tenant must indicate its intention to lease the Offer Space by giving notice in writing to Landlord within seven (7) business days of such Offer Notification, failing which the Right of First Offer to Lease shall become null and void and Landlord will have the right to lease such Offer Space to the Serious Prospect in question on the terms set forth in the Offer Notification within twelve (12) months after Tenant has rejected, or deemed to have rejected such Right of First Offer to Lease. If more than twelve (12) months have passed after Tenant rejected, or is deemed to have rejected, such Right of First Offer to Lease, Landlord shall be obligated to provide an Offer Notification as to such Offer Space.

In addition to the foregoing Offer Notification of a Serious Prospect, and with respect to the Suite 3350 only, Landlord shall first send Tenant an Offer Notification when said Suite 3350 becomes available for lease, regardless of whether Landlord has a received a Serious Prospect.  Tenant shall have ten (10) days after receipt of such Suite 3350 Offer Notice to notify Landlord of its intention to lease such Suite 3350 Offer Space. If Tenant rejects or is deemed to have rejected the Right of First Offer to Lease as it pertains to Suite 3350 when said Suite 3350 first becomes

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available for lease, then the preceding paragraph in this subsection (d) shall govern and control future Offer Notifications sent by Landlord.

(e)                                  The Offer Notification will be sent to Tenant no later than sixty (60) days prior to the estimated Offer Space Commencement Date.

(f)                                   If Tenant exercises the Right of First Offer to Lease within the first twelve (12) months following the Effective Date hereof, (1) the Base Rent per square foot for the Offer Space shall be equal to the Base Rent per square foot provided in this Amendment, (2) the term of the Lease as it pertains to the Offer Space shall be such that it is coterminous with the Extended Term hereof, and (3) the Improvement Allowance, Planning Allowance and Abated Rent  shall equal the product of the Improvement Allowance, Planning Allowance and Abated Rent (as the case may be) multiplied by a fraction, the numerator of which is the number of full remaining months left in the Extended Term, and the denominator of which is one hundred twenty (120).

(g)                                  If Tenant exercises the Right of First Offer to Lease at any time after the first twelve (12) months following the Effective Date hereof, the Base Rent per square foot for the Offer Space shall be based on the Market Rental Rate (as defined in Section 31.C of the Original Lease) prevailing as of the date of the Offer Notification. In the event Tenant disagrees with Landlord’s determination of the Market Rental Rate as provided in the Offer Notification, Tenant shall so advise Landlord by written notice at any time within ten (10) business days following the Offer Notification objecting to the Market Rental Rate proposed by Landlord and setting forth Tenant’s good faith estimate of the Market Rental Rate (and, in the event Tenant fails to so deliver Tenant’s objection within such 10-business day period, Tenant shall be deemed to have accepted Landlord’s determination of the Market Rental Rate as set forth in the Offer Notification). Landlord and Tenant shall thereafter negotiate the Market Rental Rate in good faith for a period not to exceed thirty (30) days. In the event Landlord and Tenant, acting in good faith, are unable to agree on the Market Rental Rate within such 30-day period, the Market Rental Rate shall be determined in accordance with the terms and provisions of Section 31.C(i)-(iii) of the Original Lease; provided, however that references to the “Extended Term” shall be replaced with “Offer Space”.  In the event Tenant elects to decline or is deemed to have declined the Right of First Offer to Lease, Landlord will have the right to lease such Offer Space to any party within twelve (12) months after Tenant has rejected such Right of First Offer to Lease. If more than twelve (12) months have passed after Tenant rejected such Right of First Offer to Lease and the Offer Space is not then-leased, Landlord shall again be obligated to provide an Offer Notification as to such Offer Space.

(h)                                 If Tenant exercises its Right of First Offer to Lease on or after August 1, 2025, Tenant shall be deemed to have elected to extend the Lease as it pertains to the Premises and the Offer Space, such that the Term of the

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Lease as it pertains to the Offer Space is for a minimum of five (5) years. The Base Rent for the Premises and the Offer Space for any such extension (beyond the Extended Term hereof) shall be based on the Market Rental Rate prevailing as of the date Tenant exercises its Right of First Offer to Lease. If the parties cannot agree on the Market Rental Rate within thirty (30) days after Tenant exercises its Right of First Offer to Lease, the matter shall be determined in accordance with the terms and provisions of Section 31.C(i)-(iii) of the Original Lease.

(i)                                     Except as otherwise provided in the Offer Notification, the Offer Space shall be subject to the same terms and conditions as in the Original Lease, as amended hereby.

(j)                                    The Offer Notification shall identify any concessions and allowances that Landlord will provide for the Offer Space (and the Premises, if subparagraph (h) above is applicable), which concessions and allowances shall be considered in determining the Market Rental Rate for such Offer Space (and the Premises, if applicable).

(k)                                 After exercise of the Right of First Offer to Lease hereunder, Landlord and Tenant shall enter into a mutually acceptable amendment setting forth the terms of such lease of the Offer Space, time being of the essence.

(l)                                     Except in connection with a transfer to a Permitted Transferee, the Right of First Offer to Lease is personal to Tenant and may not be exercised by or for the benefit of, nor shall such Right of First Offer to Lease extend to, any assignee, subtenant or any other party.

(m)                             It shall be a condition to Tenant’s right to exercise the Right of First Offer to Lease that Tenant has not assigned the Original Lease, as amended hereby, or subleased more than seventy-five percent (75%) of the Premises, except, in either case, to a Permitted Transferee, as of both the date that Tenant exercises its Right of First Offer to Lease and the Offer Space Commencement Date.

6.             Termination Option.

(a)           Subject to the terms and provisions of this Section 6, Tenant shall have and is hereby granted the one-time option (the “Termination Option”) to terminate the Lease, which termination, at Tenant’s election, shall apply to (i) the Premises in their entirety or (ii) only one (1) full floor of the Premises (which floor shall be selected by Tenant, provided that the floor chosen by Tenant must be either the highest or lowest floor of the Premises then-leased by Tenant in the Building), as of July 31, 2025 (the “Early Termination Date”), which Termination Option shall be exercised by Tenant, if at all, as follows:

(i)            Tenant shall deliver binding written notice to Landlord of Tenant’s exercise of such Termination Option (“Tenant’s Termination Notice”) no later than July 31, 2024 (the “Termination Option Exercise Date”); and

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(ii)           Tenant shall pay to Landlord a termination fee (the “Termination Fee”) equal to the then-unamortized costs and expenses of Landlord in connection with the Lease and any amendments (including the addition of any Offer Space) including the leasing commissions, Abated Rent, the Improvement Allowance, the Planning Allowance and three (3) months’ worth of Base Rent, Operating Cost Share Rent and Tax Share Rent as of the date the Tenant’s Termination Notice is given. For purposes of calculating the Termination Fee, the leasing commissions, Abated Rent, the Improvement Allowance and the Planning Allowance shall be amortized on a straight-line ten (10) year (or shorter period with respect to any Offer Space, as applicable) basis at eight percent (8%) per year. The calculation of the Termination Fee is more particularly described in Exhibit “B” attached hereto and incorporated herein. The entirety of the Termination Fee shall be due and payable with Tenant’s Termination Notice.

(b)           Except in connection with a transfer to a Permitted Transferee, the Termination Option is personal to Tenant and may not be exercised by or for the benefit of, nor shall such Termination Option extend to, any assignee, subtenant or any other party.  It shall be a condition of Tenant’s right to exercise the Termination Option that no default is then-continuing under any of the terms, covenants, or conditions of the Lease as of the Termination Option Exercise Date or the Early Termination Date (including, without limitation, the timely submission of the Termination Fee as aforesaid) beyond any applicable notice and cure period.  If Tenant fails to timely pay the Termination Fee, Tenant shall have no further rights under this Section 6.

7.             Option to Renew.  Tenant shall retain its Expansion Option under Section 31 of the Lease, except, however, (a) references to the “Extended Term” shall be replaced with “Extended Term II”; (b) the Extended Term II shall commence on August 1, 2028 and end on July 31, 2033; (c) the Extension Notice shall be given to Landlord no later than July 31, 2027, which shall be the “Extension Option Exercise Date” under the Lease; and (d) references to the “Premises” shall include the Premises plus any Offer Space that Tenant has elected to lease as of the date Tenant provides the Extension Notice to Landlord.

8.             Temporary Space. Commencing on September 15, 2017 and continuing through and including June 15, 2018 (the “Temporary Space Term”), Tenant may occupy an additional 20,959 rentable square feet of space located in Suite 2380 of the Building (the “Temporary Space”). Landlord shall deliver the Temporary Space to Tenant with existing tenant furniture and wiring in place. Tenant hereby acknowledges and agrees to accept possession of the Temporary Space in its as-is condition and no agreement of Landlord to alter, remodel, decorate, or improve the Temporary Space, and no representation regarding the condition of the Temporary Space has been made by or on behalf of Landlord to Tenant. As consideration for Tenant’s use of the Temporary Space, Tenant shall pay (i) the costs of installing any wiring and cabling and teledata equipment in the Temporary Space requested by Tenant, (ii) any additional set-up costs requested by Tenant associated with Tenant’s use of the Temporary Space and (iii) all utilities associated with Tenant’s use of the Temporary Space to Landlord. Tenant’s

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occupancy of the Temporary Space shall be subject to the terms and provisions of the Lease, including without limitation, the indemnity, insurance and surrender obligations of Tenant, except as expressly provided in this Section 8. If, at the expiration of the Temporary Space Term, Tenant shall remain in possession of the Temporary Space (or any portion thereof) without any further written agreement or in circumstances where a tenancy would thereby be created by implication of law or otherwise, a tenancy from year to year shall not be created by implication of law or otherwise, but Tenant shall be deemed to be a monthly tenant only, at the holdover rate of Fifty Thousand and 00/100 Dollars ($50,000.00) per month of holdover, payable monthly in advance to Landlord, plus all Operating Cost Share Rent and Tax Share Rent as to the Temporary Space due for such period, and otherwise upon and subject to the same terms and conditions of the Lease, excluding any options, inducements or leasehold improvement allowances provided in the Lease, and nothing, including the acceptance of any Rent by Landlord shall be deemed to extend the Temporary Space Term.  Further, in the event that Tenant remains in possession of the Temporary Space (or any portion thereof) after the expiration of the Temporary Space Term, without Landlord’s written consent, then Tenant will be liable for consequential damages as a result of such holdover and will indemnify Landlord against all damages, costs, expenses, losses and liabilities (including without limitation all reasonable attorneys’ fees and costs) resulting from any delay in Tenant’s surrendering the entire Temporary Space to Landlord in the condition required under the Lease upon the expiration of the Temporary Space Term, including, without limitation, claims made by any succeeding tenants founded on such delay.  Notwithstanding anything herein to the contrary, in the event that Tenant shall holdover after the expiration of the Temporary Space Term and Landlord shall desire to regain possession of the Temporary Space promptly at said expiration of the Temporary Space Term, then Landlord, at its sole option, and not in lieu of any other remedies available to Landlord under the Lease or at law or in equity, may forthwith re-enter and take possession of the Temporary Space without process, or by any legal process in force, and TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL NOTICES TO CURE OR VACATE OR TO QUIT THE TEMPORARY SPACE PROVIDED BY CURRENT OR FUTURE LAW (except for those notices specifically outlined in the Lease or not waiveable by law). Nothing in this paragraph shall be construed as giving Tenant the right to holdover beyond expiration of the Temporary Space Term.

9.             Signage.  In the event Tenant (i) exercises its Right of First Offer to Lease and as a result of such exercise, leases the entirety of the thirty-third (33rd) floor and occupies at least seventy-five percent (75%) of the entirety of the thirty-third (33rd) floor of the Building or (ii) leases and occupies at least two full floors in the Building, and provided that Tenant is not then in default under any of the terms or provisions of the Lease beyond any applicable cure periods and has not assigned the Original Lease, as amended hereby, or subleased more than seventy-five percent (75%) of the Premises, in either case other than to a Permitted Transferee, then Tenant may, at Tenant’s expense, cause Landlord to install identification signage for Tenant in Tenant’s elevator bank in the main lobby of the Building; provided, however, such signs and lettering shall be of a type, kind, character, location and description consistent with existing main lobby signage of other similar sized tenants and which have been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant’s right to

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any such additional signage shall be memorialized in an amendment to the Lease, which amendment shall depict the location and size of such signage.  In addition to such main lobby signage, Tenant shall be entitled, at Tenant’s sole cost and expense and subject to Landlord’s prior written approval, to place its identification signage in the elevator lobby of any full floor of the Building leased by Tenant.

10.          Security Deposit. Simultaneously with Tenant’s execution and delivery to Landlord of this Amendment, Tenant shall deliver to Landlord an irrevocable and unconditional letter of credit, for the benefit of Landlord, issued by and to be drawn on a commercial bank or trust company satisfactory to Landlord, in Landlord’s reasonable discretion, and having total assets of at least Ten Billion Dollars ($10,000,000,000) and a Standard & Poor’s rating of at least A-1 (the “Bank”), in the face amount of Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Letter of Credit”).  Landlord hereby approves Citizens Bank, N.A., as an issuing bank.  The Letter of Credit shall be held by Landlord as security for the payment by Tenant of any and all present and future debts, liabilities and obligations under the Lease, as amended.  The liability of Tenant shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of Tenant in any receivership, bankruptcy, winding-up or other creditor proceeding or the rejection, disaffirmance or disclaimer of the Lease.  The Letter of Credit shall have a term which expires ninety (90) days after the Lease Expiration Date; provided however that Landlord agrees to accept an annually renewable Letter of Credit, provided that the Letter of Credit provides that the issuing Bank shall notify Landlord and Tenant by certified mail at least ninety (90) days in advance of the expiration of each twelve (12) month term of the Letter of Credit if the Bank intends not to renew the Letter of Credit.  In the event the Bank notifies Landlord that the Bank intends not to renew the letter of credit, Tenant shall, no later than sixty (60) days prior to the expiration of the Letter of Credit: (A) provide a substitute Letter of Credit in like amount drawn on another commercial bank or trust company having the financial strength described above and otherwise acceptable to Landlord, or (B) provide Landlord with the required Security Deposit amount in cash in lieu of the Letter of Credit.  In the event a replacement Letter of Credit or required cash amount specified herein is not provided or paid by the time specified herein, an Event of Default  shall exist hereunder, and Landlord may, in addition to all other rights and remedies herein provided, draw upon the Letter of Credit.

So long as no Event of Default is then continuing, and upon Tenant providing a written request to Landlord, on the first day of the 37th full calendar month after the Extended Term Commencement Date, the Security Deposit shall be reduced to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).  So long as no Event of Default is then continuing, and upon Tenant providing a written request to Landlord, on the first day of the 73rd full calendar month after the Extended Term Commencement Date, the Security Deposit shall be reduced to Fifty Thousand and 00/100 Dollars ($50,000.00) and shall remain in place at such amount throughout the Term.

11.          Real Estate Broker.  Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Amendment other than CBRE, Inc., and no other broker is in any way entitled to any broker’s fee or other payment in

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connection with this Amendment based upon Tenant’s acts.  Tenant shall indemnify and defend Landlord against any claims by any broker or third party other than CBRE, Inc. for any payment of any kind in connection with this Amendment arising from a breach by Tenant of the foregoing representation.

12.          Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, when taken together, shall constitute one and the same instrument.

13.          Time is of the Essence.  Time is of the essence for this Amendment and each provision hereof and thereof.

14.          Submission of Amendment.  Submission of this instrument for examination shall not bind Landlord or Tenant, and no duty or obligation on Landlord or Tenant shall arise under this instrument until this instrument is signed and delivered by each of Landlord and Tenant.

15.          Entire Agreement.  This Amendment and the Original Lease contain the entire agreement between Landlord and Tenant with respect to Tenant’s leasing of the Premises.  Except for the Original Lease and this Amendment, no prior agreements or understandings with respect to the Premises shall be valid or of any force or effect.

16.          Severability.  If any provision of this Amendment or the application thereof to any person or circumstance is or shall be deemed illegal, invalid, or unenforceable, the remaining provisions hereof shall remain in full force and effect and this Amendment shall be interpreted as if such illegal, invalid, or unenforceable provision did not exist herein.

17.          Lease In Full Force and Effect.  Except as modified by this Amendment, all of the terms, conditions, agreements, covenants, representations, warranties, and indemnities contained in the Original Lease remain in full force and effect.

18.          Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

19.          Integration of this Amendment and the Lease.  This Amendment and the Original Lease shall be deemed to be, for all purposes, one instrument.  In the event of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Original Lease, the terms and provisions of this Amendment shall, in all instances, control and prevail.

[Signatures On The Following Page]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date first above written.

LANDLORD:

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.),
a Michigan corporation

By:	/s/ Michael Basic
Name: Michael Basic
Title: AVP & Managing Director, Midwest Region

TENANT:

CRA INTERNATIONAL, INC.,
a Massachusetts corporation

By:	/s/ Chad M. Holmes
Name:	Chad M. Holmes
Title:	Chief Financial Officer and Treasurer

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EXHIBIT “A”

Offer Space Floor Plans Termination Dates and Superior Rights

Tenant C
7/31/22
Tenant B
9/30/23
Tenant D
AVAILABLE
32A
32B
Tenant E
7/31/20
Tenant F
7/31/20

John Hancock | Real Estate

One South Wacker Dr
Chicago, IL
Thirty-Second Floor

October 31, 2016 - OneSouthWackerDr F32_Record © 2016 Space Database Inc. All Rights Reserved

Tenant G
9/30/19
35B
35A

John Hancock | Real Estate

One South Wacker Dr
Chicago, IL
Thirty-Fifth Floor

October 31, 2016 - OneSouthWackerDr F35_Record © 2016 Space Database Inc. All Rights Reserved

EXHIBIT “B”

Termination Fee

B-1

2

3